PURCHASE AND SALE AGREEMENT

between

VANGUARD OPERATING, LLC

as Seller,

and

OXY USA INC.,

as Buyer

Dated March 20, 2017

TABLE OF CONTENTS PAGE

ARTICLE 1
DEFINED TERMS

i

5.10	Title Waiver	26
	ARTICLE 6
	SELLER’S REPRESENTATIONS AND WARRANTIES
6.1	Existence	26
6.2	Power and Authority	26
6.3	Authorization	27
6.4	Execution and Delivery	27
6.5	Non-Foreign Person	27
6.6	Liabilities for Brokers’ Fees	27
6.7	[Reserved]	27
6.8	Taxes	27
6.9	Litigation and Claims	28
6.10	Compliance with Laws	28
6.11	Permits	28
6.12	No Notice of Violation from Governmental Agencies	28
6.13	Material Agreements; Notice of Defaults	28
6.14	Production Sales Contracts	30
6.15	Current Plugging Obligations	30
6.16	Royalties	30
6.17	Preferential Purchase Rights and Consents	30
6.18	AFEs	31
6.19	Wells and Equipment	31
6.20	Leases	31
6.21	Non-Consent Operations	31
6.22	Surface Rights	31
6.23	Environmental Matters	32
6.24	Guarantees	32
6.25	Drilling Obligations	32
6.26	Title to the Assets	32
	ARTICLE 7
	BUYER’S REPRESENTATIONS AND WARRANTIES
7.1	Existence	32
7.2	Power and Authority	32
7.3	Authorization	33
7.4	Execution and Delivery	33
7.5	Bankruptcy	33
7.6	Liabilities for Brokers’ Fees	33
7.7	Litigation and Claims	33
7.8	Independent Evaluation	33
7.9	Qualification	34
7.10	Financial Resources	34
7.11	Consents	34
	ARTICLE 8
	COVENANTS AND AGREEMENTS
8.1	Interim Operations	34
8.2	Notices of Claims	36

8.3	Compliance with Laws	36
8.4	Government Reviews and Filings	36
8.5	Successor Operator	36
8.6	Non-Solicitation of Employees	37
8.7	Bankruptcy Court Filings	37
8.8	[Reserved]	37
8.9	Excluded Wells	37
	ARTICLE 9
	CONDITIONS TO CLOSING
9.1	Seller’s Conditions	39
9.2	Buyer’s Conditions	40
	ARTICLE 10
	RIGHT OF TERMINATION AND ABANDONMENT
10.1	Termination	41
10.2	Procedure Upon Termination	42
10.3	Effect of Termination	42
	ARTICLE 11
	CLOSING
11.1	Date of Closing	43
11.2	Closing Obligations	43
	ARTICLE 12
	POST-CLOSING OBLIGATIONS
12.1	Expert Determination of Settlement Statement Disputes	44
12.2	Further Assurances	46
	ARTICLE 13
	TAXES
13.1	Apportionment of Taxes	46
13.2	Transfer Taxes	47
13.3	Tax Reports and Returns	47
13.4	Allocations for U.S. Federal Income Tax Purposes	48
13.5	Like-Kind Exchange	48
13.6	Cooperation	48
13.7	Tax Treatment of Indemnification Payments	49
	ARTICLE 14
	ASSUMPTION AND RETENTION OF OBLIGATIONS; INDEMNIFICATION
14.1	Buyer’s Assumption of Liabilities and Obligations	49
14.2	Indemnification	49
14.3	Procedure	50
14.4	Reservation as to Non-Parties	51
14.5	Exclusive Remedy	51
14.6	Waiver of Right to Rescission	52
	ARTICLE 15
	MISCELLANEOUS
15.1	Exhibits and Schedules	52
15.2	Expenses	52
15.3	Notices	52

15.4	Entire Agreement	52
15.5	Amendments and Waivers	53
15.6	Assignment	53
15.7	Press Releases	53
15.8	Counterparts	53
15.9	Headings, References, Titles and Construction	53
15.10	Submission to Jurisdiction and Venue; Consent to Service of Process	54
15.11	Governing Law; Jury Waiver	54
15.12	Binding Effect	54
15.13	Survival	54
15.14	No Third-Party Beneficiaries	55
15.15	Severability	55
15.16	Knowledge and Reasonable and Good Faith Efforts	55
15.17	Disclaimers	55
15.18	Specific Performance	56
15.19	Time of Essence	56
15.20	No Recourse	56

DISCLOSURE SCHEDULE

Section	Description
2.2(c) 2.3(b) 5.2	Assumed Contracts Specified Assets Permitted Encumbrances
6.9	Litigation and Claims
6.10	Violations of Laws
6.11	Permits Not Obtained by Seller
6.12	Notices of Violations from Governmental Agencies
6.13	Defaults under Material Agreements
6.15	Current Plugging Obligations
6.17	Preferential Purchase Rights and Consents
6.18 6.20 6.21 6.22 6.23 6.24 6.25 15.16	Open AFEs Lease Proceedings or Notices Non-Consent Operations Surface Rights Defaults Environmental Matters Guarantees Outstanding Drilling Obligations Persons with Knowledge

v

EXHIBITS

Exhibit A-1	Designated Area
Exhibit A-2 Exhibit A-3	Leases and Lands Surface Rights
Exhibit B	Excluded Wells
Exhibit C	Material Agreements
Exhibit D	WI and NRI; Allocated Values
Exhibit E	Form of Assignment, Bill of Sale and Conveyance
Exhibit F	Form of Non-Foreign Status Certificate
Exhibit G	Form of Purchase and Sale Agreement

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated March 20, 2017 (the “Execution Date”), is by and between Vanguard Operating, LLC, a Delaware limited liability company (“Seller”), and OXY USA Inc., a Delaware corporation (“Buyer”). Seller and Buyer are individually referred to as a “Party” and collectively, the “Parties.”
RECITALS
Seller and certain of its Affiliates are debtors and debtors in possession (together, the “Debtors”) under Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), having filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code commencing on February 1, 2017 (the “Petition Date”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), where the Debtors’ bankruptcy cases are jointly administered under Case No. 17-30560 (collectively, the “Bankruptcy Case”);
Seller owns and desires to sell, and Buyer desires to purchase, Seller’s interests in certain oil and gas leases and related assets that constitute the Assets, as more fully described and defined in Section 2.2, on the terms and conditions set forth in this Agreement and in accordance with Sections 363 and 365 of the Bankruptcy Code;
This Agreement amends and restates in its entirety the first amended and restated Purchase and Sale Agreement, dated March 20, 2017 and executed by the Parties on April 12, 2017 (the “A&R PSA”), which amended and restated in its entirety the original Purchase and Sale Agreement executed by the Parties on March 20, 2017 (the “Original PSA”); and
Seller’s ability to consummate the transactions set forth in this Agreement is subject to, among other things, the entry of an order by the Bankruptcy Court approving the transactions set forth in this Agreement.
AGREEMENT
In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE 1
DEFINED TERMS
1.1    General Definitions. As used herein the following terms shall have the indicated meaning:
“A&R PSA” is defined in the recitals.
“AAA” means the American Arbitration Association.
“Accounting Expert” is defined in Section 12.1(a).
“AFE” is defined in Section 6.18.
“Affiliate” of any designated Person means any Person which, directly or indirectly, controls, or is controlled by or is under common control with, such designated Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Allocated Properties” is defined in Section 3.4.
“Allocated Property” is defined in Section 3.4.
“Allocated Value” is defined in Section 3.4.
“Asset Taxes” means all Property Taxes and Severance Taxes.
“Assets” is defined in Section 2.2.
“Assumed Contracts” is defined in Section 2.2(c).
“Assumed Liabilities” is defined in Section 14.1.
“Background Materials” is defined in Section 7.8.
“Bankruptcy Case” is defined in the recitals.
“Bankruptcy Code” is defined in the recitals.
“Bankruptcy Court” is defined in the recitals.
“Bidding Procedures Order” means the Order (A) Approving Bidding Procedures for Sale of Certain Oil and Gas Assets, (B) Approving Form and Manner of Notices Thereof, (C) Approving Bid Protections for Stalking Horse Purchaser, (D) Scheduling Dates to Conduct Auction and Hearing to Consider Final Approval of Sale, Including Treatment of Executory Contracts and Unexpired Leases, and (E) Granting Related Relief, entered by the Bankruptcy Court on April 13, 2017 [Docket No. 583].
“Break-Up Fee” means 3% of the unadjusted Purchase Price, payable in accordance with Section 2.4.
“Business Day” means any day other than a Saturday, Sunday or a day on which national banks in Houston, Texas are generally closed.
“Buyer Indemnified Parties” is defined in Section 14.2(a).
“Casualty Loss” is defined in Section 5.9.
“Claim” is defined in Section 14.3(c).
“Claim Notice” is defined in Section 14.3(b).
“Closing” is defined in Section 11.1.
“Closing Amount” is defined in Section 3.3.
“Closing Date” is defined in Section 11.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Competing Transaction” means, other than the transaction pursuant to this Agreement or a transaction that includes the consummation of the transaction contemplated by this Agreement prior to or contemporaneously with the closing of such transaction, any (a) sale, transfer or other disposition, directly or indirectly, of all or any portion of the Assets, (b) issuance, sale, transfer or other disposition by Seller of any class of equity securities, ownership interests or voting securities of Seller, (c) merger, consolidation, recapitalization, business combination or other similar transaction involving Seller, (d) other restructuring, reorganization or liquidation of Seller, (e) state court foreclosure action as to all or any portion of the Assets, or (f) successful credit bid transaction by any of Seller’s lenders with respect to the Assets, in each case, in accordance with the Bidding Procedures Order; provided, a Competing Transaction shall not include (i) a plan of reorganization that is confirmed pursuant to 11 U.S.C. § 1129 in which the right to elect or appoint, directly or indirectly, either (A) a majority of the managing members of Seller or (B) a majority of the directors (or managing members, if applicable) of any Person that has the right to elect or appoint a majority of the managing members of Seller, is unimpaired under such plan and (ii) any item contemplated in clauses (b), (c) or (d) of this definition that does not have the effect of preventing, limiting or restricting Buyer from purchasing, or Seller from selling to Buyer, the Assets pursuant to this Agreement.
“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral) that is related to the Assets, but expressly excluding the Leases.
“Contract Deadline” is defined in Section 2.7(b).
“Cooperating Party” is defined in Section 13.5.
“CPT” means prevailing Central Time.
“Cure Amount” means the amount necessary (a) to cure a monetary default by Seller in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) to permit Seller to assume such executory contract or unexpired lease under Section 365(a) of the Bankruptcy Code.
“Debt Contract” means any indenture, mortgage, loan, credit or similar agreement entered into by Seller or its Affiliates creating indebtedness on the part of Seller or its Affiliates for borrowed money or the deferred purchase price of property acquired by, or for services rendered to, Seller or its Affiliates.
“Debtors” is defined in the recitals.
“Defect Notice Deadline” means 5:00 p.m., CPT, on the day that is the later of (a) 15 days after the Objection Deadline and (b) 30 days after the Execution Date, or, in either case, if such day is not a Business Day, the next Business Day.
“Defensible Title” is defined in Section 5.1.
“Deposit” is defined in Section 3.1(a).
“Designated Area” means the geographical areas located inside the boundaries shown on the map attached as Exhibit A-1.
“Electing Party” is defined in Section 13.5.
“Encana” is defined in Section 2.2(i).
“Encana Complaint” means the complaint filed by Encana on February 23, 2017, in the Encana Adversary Proceeding.
“Encana Contract” means that certain Midland Basin Prospect Drilling and Development Agreement, dated May 9, 2014, by and among Vanguard Permian, LLC, Encore Energy Partners Operators, LLC and Athlon Holdings LP.
“Encana Adversary Proceeding” means that certain adversary proceeding, styled Encana Oil & Gas (USA) Inc. v. Vanguard Operating, LLC, Adv. Pro. No. 17-30560, pending in the Bankruptcy Court.
“Environmental Law” means any statute, rule, regulation, code or order, issued by any Governmental Body relating to the protection of the environment (including natural resources) or the release or disposal of waste materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 466 et seq.), the Safe Drinking Water Act (14 U.S.C. §§ 1401-1450), the Oil Pollution Act (33 U.S.C. §§ 2702-2761), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Emergency Planning and Community Right to Know Act (U.S.C. 42 §§ 301-313), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601-2629), the Clean Air Act (42 U.S.C. § 7401 et seq.) as amended, the Clean Air Act Amendments of 1990 and all other federal, state and local Laws, rules, regulations, orders and memoranda of understanding relating to reclamation of land, wetlands and waterways or relating to use, storage, emissions, discharges, cleanup, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Materials on or into the workplace or the environment (including ambient air, waterways, wetlands, surface water, ground water (tributary and non-tributary), land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.
“Escrow Agent” means Delaware Trust Company.
“Escrow Agreement” means the Escrow Agreement between Buyer, Seller and the Escrow Agent, dated April 17, 2017.
“Excluded Assets” is defined in Section 2.3.
“Excluded Well Incident” means with respect to the Excluded Wells, a fire, explosion or sabotage; incident involving loss of life or injury; any violation of applicable Laws (including Environmental Laws); or a notice of any environmental or safety violation from any Governmental Body, including any notice of violation relating to any release or spill.
“Excluded Wells” is defined in Section 2.3(a).
“Execution Date” is defined in the preamble to this Agreement.
“Expense Reimbursement Amount” means an aggregate amount equal to the reasonable and documented out-of-pocket costs, fees, and expenses of Buyer for which Buyer has provided Seller reasonable supporting documentation (including legal, accounting, and other consulting fees and expenses, other than any success or similar fees payable to any financial advisors, consultants or other Persons) incurred in connection with the transactions contemplated by this Agreement, including, without limitation, (a) the negotiation and execution of this Agreement and (b) carrying out its obligations under this Agreement prior to the Closing; provided, however, that such Expense Reimbursement Amount shall not exceed $500,000.
“Final Order” means (a) an order or a judgment of the Bankruptcy Court, as entered on the docket in the Bankruptcy Cases (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction, or (b) an order or a judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Bankruptcy Court (or any other court of competent jurisdiction, including in an appeal taken) in the Bankruptcy Cases (or in any related adversary proceeding or contested matter), in each case that is in full force and effect and has not been reversed, stayed, modified, amended, rescinded, or vacated and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable Law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order shall not prevent such order from being a Final Order.
“Fundamental Representations” means the representations and warranties of Seller in Sections 6.1 through 6.6.
“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any agency, instrumentality or authority thereof or any court or arbitrator (public or private), including the Bankruptcy Court.
“Hazardous Materials” means any (a) chemical, constituent, material, pollutant, contaminant, substance, or waste that is regulated by any Governmental Body or may form the basis of liability under any Environmental Law; (b) asbestos containing material, lead-based paint, polychlorinated biphenyls, mercury, NORM or radon; and (c) petroleum, Hydrocarbons, or petroleum products.
“Hedging Contract” means any contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future, put, call, floor, cap, collar option or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Hydrocarbons), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Hydrocarbons” means all oil, gas, natural gas liquids and other hydrocarbons and products produced in association therewith.
“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including margin and franchise Taxes and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including ad valorem, property, sales, use, goods and services, severance, production, real or personal property transfer or other similar Taxes), or (ii) multiple bases (including corporate margin, franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (a)(i) above, and (b) withholding Taxes measured with reference to or as a substitute for any Tax described in clause (a) above.
“Indemnified Party” is defined in Section 14.3(b).
“Indemnifying Party” is defined in Section 14.3(b).
“Lands” is defined in Section 2.2(a).
“Law” means any federal, state, local, municipal, foreign, international, or multinational law, order, constitution, ordinance, or rule, including rules of common law, regulation, statute, treaty, or other legally enforceable directive or requirement.
“Leases” is defined in Section 2.2(a).
“Like-Kind Exchange” is defined in Section 13.5.
“Losses” means all losses, costs, fees, payments, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the costs of investigation), liabilities, obligations, damages, demands, suits, claims, causes of action, settlements, judgments, penalties, fines and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding, however, any special, consequential, punitive or exemplary damages, or loss of profits incurred by a Party hereto; provided however, that any special, consequential, punitive or exemplary damages, and loss of profits recovered by a third party against a Party entitled to indemnity pursuant to this Agreement shall be included in the Losses recoverable hereunder.
“Material Agreements” is defined in Section 6.13(a).
“Net Acres” means as computed separately with respect to each Lease identified on Exhibit A-2, (a) the gross number of mineral acres in the lands covered by that Lease, multiplied by (b) the undivided fee simple mineral interest (expressed as a percentage) in the lands covered by that Lease (as determined by aggregating the fee simple mineral interests owned by each lessor of that Lease in the lands), multiplied by (c) Seller’s undivided percentage interest that is burdened with the obligation to bear and pay costs and expenses in that Lease; provided that if the items in (b) or (c) vary as to different tracts covered by that Lease, a separate calculation shall be done for each such tract.
“Net Casualty Loss” is defined in Section 5.9.
“NORM” means Naturally Occurring Radioactive Material.
“Notice of Title Defects” is defined in Section 5.3.
“NRI” is defined in Section 5.1(a).
“Objection Deadline” means the deadline set forth in the Bidding Procedures Order to file and serve objections to the Agreement and/or the sale and conveyance of the Assets from Seller to Buyer.
“Operating Agreements” is defined in Section 8.9(g).
“Original PSA” is defined in the recitals.
“Pending Claims” means the claims set forth in that certain letter, dated June 22, 2016, from Occidental Permian Ltd. to Vanguard Permian, LLC.
“Permits” means all environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, orders, approvals, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Assets.
“Permitted Encumbrances” is defined in Section 5.2.
“Person” means any natural person, corporation, company, limited liability company, partnership, joint venture, trust, proprietorship or other entity, organization or association of any kind and shall include all Governmental Bodies.
“Petition Date” is defined in the recitals.
“Proceeding” means any proceeding, action, arbitration, audit, hearing, investigation, request for information, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Property Taxes” means all ad valorem real property, personal property, and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, assessed against the Assets or based upon or measured by the ownership of the Assets, and including ad valorem taxes imposed on oil and gas leaseholds capable of producing oil and gas, but not including Income Taxes, Severance Taxes or Transfer Taxes.
“Purchase Price” is defined in Section 3.1.
“Records” is defined in Section 2.2(f).
“Royalties” means all royalties, overriding royalties, net profits interests, production payments, carried interests, reversionary interests, back-in interests and other similar burdens upon, measured by or payable out of production.
“Sale Order” means the order of the Bankruptcy Court, which is not subject to a pending stay, in form and substance reasonably acceptable to Buyer, approving this Agreement and all of the terms and conditions hereof and approving and authorizing Seller to consummate the transactions contemplated hereby pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and providing, among other things, substantially as follows: (a) the Assets sold to Buyer pursuant to this Agreement will be transferred to Buyer free and clear of all liens, interests, encumbrances (other than encumbrances created by Buyer and Permitted Encumbrances), including all rights and obligations arising under or relating to midstream or gas gathering contracts (including any crude oil purchase contracts and gas purchase contracts) and claims (including any claims or causes of action based on successor liability); (b) Seller shall assume and assign to Buyer the Assumed Contracts in accordance with the terms and conditions of this Agreement; (c) Seller shall pay the Cure Costs so as to permit the assumption and assignment of the Assumed Contracts; (d) the Assumed Contracts shall be in full force and effect from and after Closing and any non-debtor Persons being barred and enjoined from asserting against Buyer or its assets, among other things, defaults, breaches or Claims of pecuniary losses existing as of Closing or by reason of the Closing; (e) Buyer has acted in “good faith” within the meaning of Section 363(m) or other applicable section of the Bankruptcy Code and is entitled to the protections in Section 363(m) of the Bankruptcy Code; (f) this Agreement was negotiated, proposed and entered into by the Parties without collusion, in good faith and from arm’s length bargaining positions and is not subject to avoidance under Section 363(n) of the Bankruptcy Code; (g) the Bankruptcy Court will retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or the breach hereof as provided in Section 15.10 hereof; (h) this Agreement and the transactions contemplated hereby may be specifically enforced against Seller or any Chapter 7 or Chapter 11 trustee of Seller’s estate and this Agreement and the transactions contemplated hereby are not subject to rejection or avoidance (whether through any avoidance, fraudulent transfer, preference or recovery, claim, action or proceeding arising under Chapter 5 of the Bankruptcy Code or under any similar state or federal Law or any other cause of action) by Seller, any Chapter 7 or Chapter 11 trustee of Seller’s bankruptcy estate or any other person or entity or impairment or discharge under the Plan or any subsequent order of the Bankruptcy Court entered in the Bankruptcy Cases and (i) the Bankruptcy Court shall waive any stay that would otherwise be applicable to the immediate effectiveness of such order, including, pursuant to Federal Rule of Bankruptcy Procedure 6004(g) and 6006(d).
“Seller Indemnified Parties” is defined in Section 14.2(b).
“Seller Taxes” means with respect to Seller (a) any Income Taxes imposed by any applicable Law on Seller, any of its direct or indirect owners or Affiliates or any consolidated, combined or unitary group of which any of the foregoing is or was a member; (b) Seller’s share of any Asset Taxes allocable to Seller under Section 13.1 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by Seller as a result of the adjustments to the Purchase Price made pursuant to Section 3.3, and (ii) Seller’s share of any payments made from one Party to another in respect of Asset Taxes pursuant to Section 13.1); (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets; (d) Seller’s share of any Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) attributable to the ownership or operation of the Assets for any Tax period (or portion thereof) ending prior to the Closing Date; and (e) Seller’s share of any Transfer Taxes allocated to Seller under this Agreement.
“Settlement Statement” is defined in Section 3.3.
“Severance Taxes” means all extraction, production, excise, net proceeds, severance, windfall profit, and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, with respect to the Assets that are based upon or measured by production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes.
“Special Warranty” is defined in Section 5.2.
“Specified Assets” is defined in Section 2.3(b).
“Straddle Period” means any Tax period beginning before and ending on or after the Closing Date.
“Subsequent Asset Notice” is defined in Section 2.9.
“Subsequent Asset Period” is defined in Section 2.9.
“Subsequent Assets” is defined in Section 2.9.
“Surface Rights” means all valid and subsisting easements, licenses, servitudes, rights-of-way, surface leases or other surface rights that directly relate to or are otherwise directly applicable to any of the Assets, including the easements, permits, licenses, servitudes, rights-of-way, surface leases, and surface rights described on Exhibit A-3.
“Tax” or “Taxes” means (a) any and all taxes, including any interest, penalties or other additions to tax, that may become payable in respect thereof, imposed by any Governmental Body, which taxes shall include all Income Taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, Severance Taxes, license charges, taxes on stock, sales taxes, harmonized sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, goods and services taxes, franchise taxes, gross receipts taxes, occupation taxes, Property Taxes, land transfer taxes, stamp taxes, environmental taxes, Transfer Taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments and charges of the same or of a similar nature to any of the foregoing, and (b) any liability in respect of any item described in clause (a) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.
“Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, claims for refund or other written information of or with respect to any Tax, including any and all attachments, amendments, and supplements thereto.
“Termination Date” is defined in Section 10.1(a).
“Title Defect” means any encumbrance, encroachment, irregularity, defect in or objection to the real property title of Seller to an Allocated Property, that alone or in combination with other defects renders title to such Allocated Property less than Defensible Title; provided that the claims asserted by Encana in the Encana Adversary Proceeding solely with respect to the Specified Assets shall not be considered or claimed as Title Defects.
“Title Defect Adjustment” is defined in Section 5.4(c).
“Title Defect Deductible Amount” means an amount equal to 2% of the Purchase Price.
“Title Defect Exclusion” is defined in Section 5.4(b).
“Title Defect Threshold” means $25,000.
“Title Defect Value” is defined in Section 5.3.
“Title Expert” is defined in Section 5.6(a).
“Transfer Taxes” means any sales, use, excise, stock, stamp, documentary, filing, recording, registration, authorization and similar taxes, fees and charges, but not including any Asset Taxes or Income Taxes.
“Wellbores” is defined in Section 2.3(a).
“WI” is defined in Section 5.1(b).
1.2    Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, references in this Agreement to a particular agreement, instrument or document also refer to and include all renewals, extensions, amendments, modifications, supplements or restatements of any such agreement, instrument or document.
ARTICLE 2
PURCHASE AND SALE; BANKRUPTCY MATTERS
2.1    Purchase and Sale. At the Closing, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and receive from Seller, the Assets, pursuant to the terms and conditions of this Agreement.
2.2    Assets. “Assets” means all of Seller’s and its Affiliates’ right, title and interest in and to the following interests, excluding the Excluded Assets:
a.    The oil, gas and mineral leases, subleases, other leaseholds, fee mineral interests and other interests in the lands located in the Designated Area set forth on Exhibit A-1, including those leases described on Exhibit A-2, and any amendments, extensions, acreage designations, ratifications, and/or partial releases affecting such leases, whether or not such instruments are described on Exhibit A-2, together with (i) all rights, privileges, benefits and powers conferred upon the holder of the Leases with respect to the use and occupation of the lands covered thereby, (ii) all rights, options, titles and interests of Seller and its Affiliates, including rights to obtain or otherwise earn any interest in the Leases or within the lands covered by the Leases or any acreage pooled, communitized or unitized therewith (the “Lands”) and (iii) all Royalties and any other Hydrocarbon production interests in the Lands (all such leases and interests, collectively, the “Leases”).
b.    All rights that are derived under or from the Leases in existing and effective unitization, voluntary pooling and communitization agreements, pooling declarations and pooling orders covering any of the Lands, and all tenements, hereditaments and appurtenances belonging to the Leases and such pooled or areas or units.
c.    All Contracts set forth on Section 2.2(c) of the Disclosure Schedule, as such Schedule may be amended pursuant to Section 2.7 (collectively, the “Assumed Contracts”).
d.    All Permits appurtenant to and used or held for use in connection with the ownership, use or operation of the Assets (or lands pooled, communitized or unitized therewith).
e.    All Surface Rights.
f.    All of the files, records, land surveys, data and information primarily relating to the items described in Sections 2.2(a) through 2.2(e) maintained by or in the possession of Seller or its Affiliates (such copies are herein collectively called the “Records”), including lease files, land contract files, division order files, title records (including abstracts of title, title opinions and title curative documents), correspondence and environmental records.
g.    All liens and security interests in favor of Seller or its Affiliates, whether choate or inchoate, under any Law or contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Closing Date of any of the Assets.
h.    All rights of Seller and its Affiliates to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, relating to periods on or after the Closing Date, to the extent relating to the obligations assumed by Buyer pursuant to this Agreement or with respect to which Buyer has an obligation to indemnify Seller.
i.    All rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) of Seller or any of its Affiliates to the extent such rights, claims, and causes of action relate to any of the Assets or the Assumed Liabilities; provided, that claims against Encana Oil & Gas USA Inc., and its affiliates (collectively, “Encana”) relating to the Specified Assets and any causes of action under Chapter 5 of the Bankruptcy Code shall be Excluded Assets.
j.    All claims for refund of Taxes (other than Seller Taxes) or other costs or expenses borne by Buyer attributable to periods on or after the Closing Date.
2.3    Excluded and Reserved Assets. Notwithstanding the foregoing, the Assets and Records shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby the following (collectively, the “Excluded Assets”):
a.    subject to Section 2.10, all interests of Seller in the existing oil and gas wells, water, carbon dioxide, observation, injection, disposal wells and other wells located on the Lands or lands pooled or unitized therewith and the wellbores thereof, including the oil and gas wells specifically described on Exhibit B, whether producing or non-producing, shut-in, temporarily abandoned or permanently abandoned, together with all Hydrocarbons produced therefrom (the “Wellbores”), and the rights and obligations under the Leases covering rights in the Wellbores, insofar and only insofar as such Leases entitle the owner of such Wellbores to Hydrocarbons produced from such Wellbores (subject to Section 2.3(b)) and all equipment, machinery, tools, fixtures and improvements, including well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, machinery, compression equipment, flow lines, pipelines, gathering systems, processing and separation facilities, materials and other items operational or nonoperational, existing on the Closing Date, used or held for use in connection with or related to such wells (collectively, the “Excluded Wells”);
b.    notwithstanding any claims, causes of action, orders or judgments associated with, or settlements of, the Encana Adversary Proceeding or rejection of the Encana Contract to the contrary, the acreage and associated assets to the extent specifically listed on Section 2.3(b) of the Disclosure Schedule and the rights and obligations under the Leases with respect to such acreage and associated assets (collectively, the “Specified Assets”);
c.    any claims for refund of Seller Taxes or other costs or expenses borne by Seller or Seller’s predecessors in title attributable to the periods prior to the Closing Date;
d.    all titled vehicles and other rolling stock;
e.    all communications and work-product covered by the attorney-client or attorney work-product privileges;
f.    all proprietary and non-proprietary logs, well files, production data and seismic, geophysical, geochemical, and interpretative data and information;
g.    (i) all corporate, financial, and tax data and records of Seller that relate to Seller’s businesses generally, (ii) any data and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable; provided that Seller shall use commercially reasonable efforts to cause the waiver of any such restrictions, (iii) any data and records relating to the sale of the Assets, including bids received from, and records relating to Seller’s negotiations with, Buyer or with Persons other than Buyer, (iv) any data and records to the extent constituting or relating to the Excluded Assets and (v) employee information, internal valuation data, business plans, business studies, transaction proposals and related correspondence, and similar records and information;
h.    Seller’s intellectual property, including proprietary computer software, computer software licensed from third parties, patents, pending patent applications, trade secrets, copyrights, names, marks and logos;
i.    all deposits, cash, checks in process of collection, cash equivalents, accounts and notes receivable and other funds attributable to any periods before the Closing Date, and security or other deposits made with third parties prior to the Closing Date;
j.    all Hedging Contracts and Debt Contracts of Seller and its Affiliates;
k.    any equipment, materials, spare parts, tools and other personal property that may have been previously used on the Leases, but that are presently stored or warehoused at Seller’s or third party site not located on the Lands;
l.    all reserve reports prepared by Seller or its consultants, and all reserve reporting and classification information and supporting materials with respect to Seller’s determination or reporting of its reserves, other than the information furnished to Buyer as part of the sale package materials or presentations by Seller;
m.    all Contracts that are not Assumed Contracts, including all midstream or gas gathering contracts (including any crude oil purchase contracts and gas purchase contracts); and
n.    Seller’s rights under this Agreement.
2.4    Approval of Break-Up Fee and Expense Reimbursement Amount. In consideration for Buyer having expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of Seller, which time and expense has provided an actual and necessary benefit to the Seller’s Chapter 11 estate, upon the valid termination of this Agreement in accordance with the provisions of Article 10, Seller shall pay to Buyer the Break-Up Fee and Expense Reimbursement Amount, as set forth in Article 10.
2.5    Competing Transactions. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Seller of higher or better competing bids submitted in accordance with the Bidding Procedures Order with respect to a Competing Transaction. Seller is permitted to cause its respective representatives and Affiliates to market the Assets for a Competing Transaction solely in accordance with the Bidding Procedures Order. In addition, after the entry of the Bidding Procedures Order, Seller shall have the responsibility and obligation to respond to any inquiries or offers to purchase all or any part of the Assets and perform any and all other acts related thereto that are required under the Bankruptcy Code or other applicable Law, including supplying information relating to the business and the assets of Seller to prospective buyers. Seller is permitted to disclose in the virtual data room created for other prospective buyers the aggregate Title Defect Values claimed by Buyer. Between the Execution Date and the entry of the Bidding Procedures Order, and following completion of the auction contemplated by the Bidding Procedures Order, Seller is not permitted to, and shall cause its respective representatives and Affiliates not to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Buyer and its Affiliates, agents and representatives) in connection with any Competing Transaction. In addition, Seller shall not after completion of the auction contemplated in the Bidding Procedures Order respond to any inquiries or offers for any Competing Transaction, including supplying information relating to the Assets of Seller to prospective buyers. Notwithstanding anything to the contrary in this Section 2.5, the restrictions in the preceding two sentences shall not apply following the auction contemplated in the Bidding Procedures Order to any Person submitting a bid for a Competing Transaction at the auction contemplated in the Bidding Procedures Order if such Person prevails at the auction in accordance with the terms of the Bidding Procedures Order. In no event shall Buyer be required to serve as a back-up bidder to any other bid or Competing Transaction.
2.6    Bankruptcy Court Approval.
a.    The execution and delivery of this Agreement by the Seller and the Seller’s ability to consummate the transactions set forth in this Agreement are subject, among other things, to the entry of the Sale Order.
b.    In the event an appeal is taken or a stay pending appeal is requested from the Bidding Procedures Order or the Sale Order, Seller shall promptly notify Buyer of such appeal or stay request and shall provide to Buyer promptly a copy of the related notice of appeal or order of stay. Seller shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from either of such orders.
c.    From and after the Execution Date and prior to the Closing or the termination of this Agreement in accordance with Article 10, subject to the requirements of the Bidding Procedures Order including, without limitation, the conduct of the auction contemplated therein, Seller shall not take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of the Bidding Procedures Order, the Sale Order or this Agreement.
2.7    Assumption and Rejection of Contracts.
a.    Subject to the approval of the Bankruptcy Court, the Assumed Contracts will be assumed by Seller and assigned to Buyer on the Closing Date in accordance with Section 365 of the Bankruptcy Code and Section 14.1. Seller will pay the Cure Amounts, if any, with respect to the Assumed Contracts in accordance with the provisions herein.
b.    No later than the day that is two Business Days after the Execution Date, Seller will provide Buyer with a written schedule containing all of Seller’s Contracts relating to the Assets along with a reasonable good faith estimate of the Cure Amounts for each Contract. On or prior to the day that is five Business Days after Seller’s delivery of such estimate (the “Contract Deadline”), Buyer may, by written notice to Seller, amend Section 2.2(c) of the Disclosure Schedule. Only the Assumed Contracts listed on Section 2.2(c) of the Disclosure Schedule, as amended, as of the expiration of the Contract Deadline, will be assumed and assigned to Buyer at Closing; provided that the Parties, upon their mutual written consent, have the right to amend Section 2.2(c) of the Disclosure Schedule at any time prior to the Closing Date.
c.    In the absence of a dispute regarding the Cure Amount for an Assumed Contract, Seller will pay the Cure Amount for such Assumed Contract to applicable counterparty thereto on the Closing Date (or as soon thereafter as reasonably practicable), or upon such other terms as Seller (with the consent of Buyer) and the counterparty to an Assumed Contract may otherwise agree.
d.    In the event of a dispute regarding (i) the Cure Amount for any Contract to be assumed and assigned or (ii) the ability of Buyer or Seller to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under any Contract to be assumed and assigned, the assumption thereof will be conditioned upon resolution of such dispute by the Bankruptcy Court. Seller (with the consent of Buyer) or Buyer, as applicable, reserves the right either to reject or nullify the assumption and assignment of any Contract no later than the day that is three Business Days after a final order determining the Cure Amount or any request for adequate assurance of future performance.
e.    Notwithstanding anything in this Agreement to the contrary, a Contract that is validly rejected or otherwise not assumed and assigned to Buyer pursuant to this Section 2.7 will constitute an Excluded Asset.
2.8    Bankruptcy Filings. From and after the Execution Date and until the Closing Date, Seller shall use commercially reasonable efforts to deliver to Buyer copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that relate, in whole or in part, to this Agreement and the transactions contemplated hereby, or to Buyer or their respective agents or representatives, that are to be filed by Seller in the Bankruptcy Case in advance of their filing, in each case, if reasonably practicable under the circumstances before the filing of such papers.
2.9    Subsequent Assets.
i.The Parties acknowledge that they are initially excluding the Specified Assets from the transactions contemplated by this Agreement out of an abundance of caution and such exclusion is not an admission that Encana is entitled to any of the Specified Assets.  Seller may dispute or seek to avoid Encana’s interests in some or all of the Specified Assets and if (a) (i) the Bankruptcy Court determines by Final Order that Encana is not entitled to any or all of the Specified Assets, or (ii) Seller and Encana reach a settlement in the Encana Adversary Proceeding approved by Final Order of the Bankruptcy Court which provides that Encana is not entitled to any or all of the Specified Assets and (b) as a result of such settlement or Final Order, it is established that Seller owns the NRI and WI with respect to all or any portion of the Net Acres, in each case as set forth in Section 2.3(b) of the Disclosure Schedule under the header “VNR Original Interest (Before ECA)” (any such tracts, the “Subsequent Assets”), then Seller will provide to Buyer a copy of such Final Order or agreement, as applicable (the “Subsequent Asset Notice”).
ii.If Buyer receives the Subsequent Asset Notice prior to the later of (i) 120 days after the Execution Date and (ii) the Closing Date (the period between the Execution Date and the later of such dates being the “Subsequent Asset Period”), then the following shall apply so long as (a) such Subsequent Assets are free and clear of any and all liens, encumbrances, mortgages, claims and production payments and any defects or irregularities (other than Permitted Encumbrances) and (b) the representations in Article 6 are true and correct in all material respects with respect to such Subsequent Assets as of the date such Subsequent Assets are to be sold to Buyer:

i.
if Closing has not yet occurred, the Subsequent Assets, less any Excluded Wells, at Buyer’s option, will be included in the transactions contemplated herein, the Subsequent Assets will be considered “Assets” for all purposes of this Agreement, and the Purchase Price will be increased by $26,028.16 per Net Acre of Subsequent Assets;

ii.
If Closing has occurred, but Buyer receives a Subsequent Assets Notice prior to the expiration of the Subsequent Asset Period, then (i) within 15 days of Buyer’s receipt of the Subsequent Asset Notice, Buyer shall have the option to purchase from Seller (and if so exercised, Seller will sell to Buyer) such Subsequent Assets, less any Excluded Wells, for a purchase price of $26,028.16 per Net Acre and such sale of the Subsequent Assets will be consummated pursuant to an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit E, (ii) the Subsequent Assets will be considered “Assets” for all purposes of this Agreement as of the Closing Date and (iii) the Subsequent Asset Period shall be deemed to be extended until such sale has been consummated.

i.    Prior to the expiration of the Subsequent Asset Period, Seller shall not (i) conduct any drilling or development activities on the Specified Assets, (ii) enter into any contracts that would be binding on Buyer were it to acquire the Subsequent Assets, or (iii) take any action that would be in violation of the covenants set forth in Section 8.1 as if such Section 8.1 applied with respect to the Specified Assets.
ii.    For the avoidance of doubt, subject to the terms and conditions of this Section 2.9, the maximum amount of Net Acres that could be included as Subsequent Assets hereunder is 655.5 Net Acres, and the maximum purchase price for all Subsequent Assets that Buyer could elect to purchase pursuant to this Section 2.9 would be $17,061,457.
2.10    Purchase of Wells. If Buyer is the successful bidder at the auction for the Assets, within 5 Business Days following entry of the Sale Order by the Bankruptcy Court, Buyer and Seller shall execute the Purchase and Sale Agreement attached as Exhibit G for the purchase of certain Wells. Upon closing of the transactions contemplated in such Purchase and Sale Agreement, the Wells and other assets purchased by Buyer pursuant to such Purchase and Sale Agreement will no longer be considered “Excluded Assets” or “Excluded Wells” hereunder.
ARTICLE 3
PURCHASE PRICE
3.1    Purchase Price. The base consideration to be provided by Buyer to Seller at Closing for the Assets shall be a payment of $96,863,139 (the “Purchase Price”). The Purchase Price shall be paid by Buyer to Seller as follows:
a.    no later than three Business Days after the Bidding Procedures Order has been approved by the Bankruptcy Court, an amount equal to $15,666,400 by means of a completed federal funds wire transfer as an earnest money deposit (the “Deposit”), which shall be wired to and held by the Escrow Agent in accordance herewith and the terms of the Escrow Agreement, and
b.    at Closing, the Closing Amount.
Seller shall notify Buyer of the account for the payment of the Closing Amount at least two (2) Business Days prior to the Closing Date. Escrow fees charged by the Escrow Agent pursuant to the Escrow Agreement shall be paid one-half by Seller and one-half by Buyer. Buyer and Seller shall execute the Escrow Agreement on the date that Buyer is required to make the Deposit pursuant to Section 3.1(a).
3.2    Deposit. The Deposit shall be disbursed by Escrow Agent as follows:
a.    if Closing occurs, to Seller at Closing (and credited to the Purchase Price);
b.    if this Agreement is terminated by Seller pursuant to Section 10.1(d) or Section 10.1(f) and Seller is not in material default or material breach under this Agreement, to Seller; or
c.    if this Agreement is terminated for any reason (other than by Seller pursuant to Section 10.1(d) or Section 10.1(f) and for which Seller is entitled to the Deposit under Section 3.2(b)), to Buyer.
Seller’s retention of the Deposit in accordance with Section 3.2(b) shall constitute liquidated damages under this Agreement and the sole and exclusive remedy available to Seller in the event of any termination of this Agreement in accordance with Section 10.1(d) or Section 10.1(f).  Seller and Buyer acknowledge and agree that (A) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (B) the retention of the Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller, and (C) such liquidated damages do not constitute a penalty.

3.3    Adjustments to Purchase Price. The Purchase Price shall be adjusted according to this Section 3.3 without duplication. For all adjustments known or capable of reasonable estimation as of Closing, the Purchase Price shall be adjusted at Closing pursuant to a “Settlement Statement.” A draft of the Settlement Statement will be prepared by Seller in good faith using the best information available and provided to Buyer five Business Days prior to Closing. Buyer shall propose any changes it desires to make to the Settlement Statement furnished by Seller within three Business Days after receipt thereof. The Parties shall attempt to agree upon any such changes but if they do not agree, the Settlement Statement as prepared by Seller shall control, subject to Section 12.1. The Settlement Statement shall set forth the Purchase Price as adjusted as provided in this Article, which amount, less the Deposit, shall be paid at Closing and is referred to as the “Closing Amount.” The Closing Amount shall be paid at Closing as detailed in Section 3.1 and the Parties will instruct the Escrow Agent to pay all amounts in the Escrow Account (other than any amounts paid into the Escrow Account pursuant to Section 5.4(b)(i)) to Seller to such accounts as directed by Seller in accordance with the terms of this Agreement. The Parties acknowledge that there will be no further adjustment to the Purchase Price following Closing, except as provided in Section 12.1.
a.    Upward Adjustments. The Purchase Price shall be adjusted upward by the following, without duplication:
(i)    amounts owed by Buyer to Seller under Article 13;
(ii)    any Asset Taxes allocable to Buyer in accordance with Section 13.1 that are actually paid or payable by or on behalf of Seller or its Affiliates; and
(iii)    the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties.
b.    Downward Adjustments. The Purchase Price shall be adjusted downward by the following, without duplication:
(i)    an amount equal to the sum of the Title Defect Adjustment and all Title Defect Exclusions;
(ii)    the amount of any reduction under Section 5.7 or Section 5.8;
(iii)    the amount of any Net Casualty Loss under Section 5.9;
(iv)    amounts owed by Seller to Buyer under Article 13;
(v)    any Asset Taxes allocable to Seller in accordance with Section 13.1 that are actually paid or payable by or on behalf of Buyer or its Affiliates; and
(vi)    the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties.
3.4    Allocated Values. The Purchase Price is allocated to the Leases as set forth on Exhibit D. Each Lease to which a value is separately allocated on Exhibit D is herein called an “Allocated Property” (and two or more such properties are herein collectively called “Allocated Properties”) and such separate value is herein called the “Allocated Value” of such Allocated Property.
ARTICLE 4
DUE DILIGENCE INSPECTION
4.1    Due Diligence. Between the Execution Date and the Closing Date, Seller shall make the Records, the Seller-operated Assets and reasonably appropriate Seller’s personnel available to Buyer and its representatives for interview, inspection and review, as applicable, to permit Buyer to perform its due diligence review as hereinafter provided.
4.2    Records. The Records, the Seller-operated Assets and reasonably appropriate Seller’s personnel will be made available for Buyer’s inspection through Closing. Buyer may interview the appropriate Seller’s personnel and inspect the Records and other Assets and such additional information only to the extent that it may do so without violating any obligation of confidence or contractual commitment of Seller to a third party (and upon Buyer’s request, Seller shall use reasonable efforts to obtain the consent of third party operators to give Buyer and its representatives reasonable access to any such Records and similar information with respect to Assets not operated by Seller or its Affiliates, provided that Seller shall not be required to make payments or undertake obligations in favor any third parties in order to obtain such consent).
4.3    No Representation or Warranty. Except for the representations and warranties contained in this Agreement, Seller does not make any warranty or representation of any kind as to the accuracy, completeness or materiality of any Records or any information contained therein. Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.
ARTICLE 5
TITLE MATTERS
5.1    Defensible Title. The term “Defensible Title” means, with respect to each Lease, such record title of Seller in and to the Lease that, subject to and except for the Permitted Encumbrances:
a.    entitles Seller to receive not less than the net revenue interest (“NRI”) described in Exhibit D share of production allocated to such Lease (except as such NRI may be reduced after the Execution Date in accordance with Section 8.1(h) due to the exercise of non-consent rights under applicable operating and similar agreements or applicable state Law);
b.    obligates Seller to bear a percentage of the costs and expenses allocated to such Lease in an amount not greater than the working interest percentage (“WI”) described in Exhibit D, without a corresponding increase in the NRI (except as such WI may be adjusted after the Execution Date in accordance with Section 8.1(h) due to the exercise of non-consent rights under applicable operating and similar agreements or applicable state Law);
c.    with respect to each Lease, entitles Seller to not less than the Net Acres set forth on Exhibit D for such Lease; and
d.    is free and clear of any and all liens (including liens for delinquent Property Taxes and Severance Taxes), encumbrances, mortgages, claims and production payments and any defects or irregularities.
5.2    Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:
a.    Royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, and other burdens, to the extent that any such burden does not reduce the NRI below that shown in Exhibit D, or increase the WI above that shown in Exhibit D, without a proportionate increase in the NRI;
b.    The Assumed Contracts to the extent that they do not, individually or in the aggregate, reduce the NRI below that shown in Exhibit D, or increase the WI above that shown in Exhibit D, as applicable, without a proportionate increase in the NRI;
c.    Liens for current taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions, as set forth in Section 5.2 of the Disclosure Schedule;
d.    Materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens arising in the ordinary course of business incidental to production or operation of the Assets that are not delinquent (including any amounts being withheld as provided by applicable law) and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith (which are listed in Section 5.2 of the Disclosure Schedule);
e.    All rights to consent by, required notices to, filings with, or other actions by any Governmental Body having jurisdiction in connection with the sale or conveyance of the Assets pursuant to this or to any future transaction if they are not required or not customarily obtained prior to the sale or conveyance;
f.    To the extent not yet triggered, rights of notice or reassignment of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest;
g.    Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent that they do not (i) reduce the NRI below that shown in Exhibit D, (ii) increase the WI above that shown in Exhibit D, without a proportionate increase in the NRI, or (iii) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be considered acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;
h.    All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable laws or under any franchise, grant, license or permit issued by any such Governmental Body; and
i.    Any other encumbrance, defect or irregularity affecting any Asset the enforcement of which is barred under applicable statutes of limitation, or the following matters unless such matter can reasonably be expected to result in another Person’s superior claim of title to the affected Lease: (i) lack of corporate authorization, (ii) failure to recite marital status in documents, (iii) omission of heirship or succession proceedings older than 10 years from the Closing Date, (iv) the failure to record releases of liens, production payments or deeds of trust that have expired according to their own terms, and (v) minor defects or irregularities in title which would be considered acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties and do not affect the ability to drill or operate a well.
The transfer of the Assets by Seller to Buyer shall be by warranty of Defensible Title, by, through and under Seller and its Affiliates, but not otherwise, subject to the Permitted Encumbrances (the “Special Warranty”).
5.3    Notice of Title Defects. Buyer shall give Seller written notice of all Title Defects discovered by Buyer by delivering to Seller a written “Notice of Title Defects” setting forth such Title Defects. The Notice of Title Defects shall (a) describe the Title Defect, (b) describe the basis of the Title Defect, (c) include copies of any title opinion, title memoranda and other documentation supporting the basis of the Title Defect, (d) describe in general terms the curative action that Buyer reasonably anticipates would need to be taken in order to cure such Title Defect, and (e) describe Buyer’s good faith estimate of the reduction in the Allocated Property’s Allocated Value caused by the Title Defect (“Title Defect Value”) (provided that the Title Defect Value, together with the aggregate Title Defect Values attributable to any other Title Defects affecting such Allocated Property, shall not exceed the Allocated Property’s Allocated Value) and associated calculations and documentation. The final Notice of Title Defects shall be delivered on or before the Defect Notice Deadline. Except with respect to the provisions set forth in the last sentence of Section 5.10, Buyer will be deemed to have conclusively waived (i) other than with respect to the Special Warranty to be provided in the Assignment, Bill of Sale and Conveyance to be delivered at Closing, any Title Defect about which it fails to notify Seller in writing prior to the Defect Notice Deadline and (ii) any Title Defect (other than Title Defects arising by, through or under Seller and its Affiliates) with respect to which the Title Defect Value is less than the Title Defect Threshold; provided, that the Title Defect Values of all Title Defects affecting any single Lease shall be aggregated for purposes of determining whether the Title Defect Threshold has been reached for such Lease.
5.4    Defect Adjustments and Deductibles. Seller and Buyer shall proceed as follows with respect to an asserted Title Defect:
a.    Seller shall have the option until two Business Days prior to the Closing Date to cure any Title Defect affecting any Allocated Property that is timely identified under Section 5.3.
b.    If a Title Defect timely asserted by Buyer affecting an Allocated Property is not cured or waived on or before two Business Days prior to the Closing Date, Buyer and Seller shall attempt in good faith to reach agreement, on or before Closing, on the existence of the Title Defect and the Title Defect Value, and, if they reach agreement, such Title Defect Value shall be included in determining the Title Defect Adjustment, if any, under Section 5.4(c). In the event that Buyer and Seller do not reach such an agreement by Closing, Seller shall elect to either (i) include the subject Allocated Property in the Assets to be conveyed at Closing, in which case the Title Defect Value asserted by Buyer with respect thereto shall be delivered to the Escrow Agent by Buyer at Closing, such amount of the Title Defect Value shall be included in Section 5.4(c)(i) for purposes of determining the Title Defect Adjustment, if any, under Section 5.4(c) to be reflected in the Settlement Statement, and the existence of the Title Defect and Title Defect Value shall be determined by the Title Expert pursuant to Section 5.6, or (ii) exclude the subject Allocated Property from the Assets, in which case the Purchase Price shall be reduced by the Allocated Value of the excluded Allocated Property (a “Title Defect Exclusion”).
c.    The “Title Defect Adjustment” shall be the amount, if any, by which (i) the aggregate amount of all Title Defect Values with respect to uncured and unwaived Title Defects affecting Allocated Properties that are not Title Defect Exclusions exceeds (ii) the Title Defect Deductible Amount. The Purchase Price shall be reduced pursuant to Section 3.3(b)(i) by the Title Defect Exclusions and the Title Defect Adjustment.
5.5    Post-Closing Cure of Title Defects. In the event that the Title Defect giving rise to the exclusion of an Allocated Property from this Agreement as a Title Defect Exclusion, or to a Purchase Price reduction for the Title Defect Value, is cured by Seller (provided Seller shall have no obligation to attempt to cure Title Defects) such that the post-curative Title Defect Value, if any, is less than the Title Defect Threshold and Seller delivers to Buyer pertinent information reasonably necessary to document the curative action within 60 days after the Closing Date (or if such condition is satisfied based on the determination of the Title Expert pursuant to Section 5.6 whether such determination occurs before or after such 60 day period), then (i) in the case of a Title Defect associated with an Allocated Property that is not a Title Defect Exclusion, Buyer shall pay or the Parties shall cause the Escrow Agent to pay, as applicable, to Seller an amount equal to the Title Defect Value or (ii) in the case of an Allocated Property that is a Title Defect Exclusion, Seller shall have the option to put the excluded Allocated Property to Buyer, such put option shall be exercised by Seller delivering written notice to Buyer of Seller’s election to put the excluded Allocated Property to Buyer within 60 days after the Closing Date (or, if later, 15 days after receipt of the Title Expert’s determination), and if such exercise notice is given, then, within 15 days after Buyer's receipt of such notice, Seller shall assign such Allocated Property to Buyer by an assignment in the form of Exhibit E and Buyer shall pay to Seller an amount equal to the Allocated Value of such Allocated Property, adjusted as provided in Section 3.3. Any dispute regarding matters arising under this Section 5.5 shall be resolved exclusively by expert determination using the procedures specified in Section 5.6.
5.6    Post-Closing Expert Determination of Title Defects. Seller and Buyer shall each have the right to submit the validity of any asserted Title Defect or Title Defect Value, or the adequacy of any title curative action, to expert determination pursuant to this Section 5.6, which shall be the Parties’ sole remedy with respect to such matters. Any such expert determination shall be commenced, if at all, within 90 days after the Closing Date.

a.    The Title Expert shall be a neutral attorney who does not represent and has not recently represented either Party and who has at least 10 years of experience in oil and gas title Law and, if such an attorney is available, preferably in Texas oil and gas title Law, as applicable (the “Title Expert”).
b.    The Parties shall attempt to mutually agree on the Title Expert; provided if the Parties do not mutually agree on the Title Expert within 15 Business Days after the other Party’s receipt of a Party’s election to submit a matter to expert determination, then, within five Business Days after the end of such 15 Business Day period, each Party shall submit to the other Party the name(s) of at least one, but not more than three, potential Title Experts having the qualifications outlined in Section 5.6(a). If there is one common name on the Parties’ lists, that Person shall be the Title Expert; but if there is more than one common name on the Parties’ lists, the Title Expert shall be selected from the common names on the Parties’ lists by the mutual agreement of the Parties, or in absence of such agreement, by drawing straws.
c.    In the event there are no common names on the Parties’ lists, the lists of potential Title Experts submitted by the Parties shall be submitted to the Houston, Texas office of the AAA on or before five Business Days after the submission of the Parties’ respective lists, and the AAA shall select the Title Expert from the Parties’ lists.
d.    Within 20 Business Days after the selection of the Title Expert, the Parties shall provide to the Title Expert the following materials:
(i)    Buyer’s Notice of Title Defects and all documentation provided therewith or referred to therein shall be provided to the Title Expert, and Seller shall provide such evidence as Seller deems appropriate to dispute the Title Defect and the Title Defect Value as assigned thereto by Buyer in the Notice of Title Defects and to substantiate any title curative actions undertaken by Seller, together with Seller’s proposed Title Defect Value, if any after giving effect to any such curative actions; and
(ii)    Article 5 of this Agreement, and Exhibits A-2, and D to this Agreement, together with any definitions of terms used in such Article and Exhibits, but no other provisions of this Agreement.
e.    The Title Expert, once appointed, shall have no ex parte communications with any of the Parties concerning the determination required hereunder. All communications between any Party and the Title Expert shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting in Houston, Texas to which the representatives of both Parties have been invited and of which such parties have been provided at least five days’ notice.
f.    The Title Expert shall make his or her determination and provide to the Parties written findings within 20 Business Days after he or she has received the materials under Section 5.6(d). The decision of the Title Expert shall be final, binding on the Parties and non-appealable and, with respect to a Title Defect Value, shall be limited to awarding only the Title Defect Value asserted by Buyer in its Title Defect Notice or Seller’s proposed Title Defect Value furnished pursuant to Section 5.6(d)(i) (or the other Party’s proposed Title Defect Value furnished pursuant to Section 5.6(d)(i)). The Title Expert shall make a separate determination with respect to each Title Defect submitted. Within the 10 Business Days of receiving the written findings of the Title Expert with respect to a Title Defect, the Parties shall execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to deliver the cash held in escrow with respect to such Title Defect consistent with the decision of the Title Expert.
g.    Each Party shall pay and bear the costs of its attorneys and experts. Seller shall pay 50% and Buyer shall pay 50% of the costs of the Title Expert.
h.    The written finding of the Title Expert (i) need only set forth the Title Expert’s finding as to whether the subject Title Defect exists or has been cured and the Title Defect Value, and not the Title Expert’s rationale for the award, and (ii) shall set forth the allocation of costs pursuant to Section 5.6(g).
i.    The Title Expert shall act as an expert for the limited purpose of determining the specific matters disputed and shall not act as an arbitrator, and may not award damages, interest or penalties to either Party with respect to any matter.
5.7    Consents. Seller shall use its reasonable commercial efforts to obtain all consents set forth in Section 6.17 of the Disclosure Schedule prior to Closing relating to a transfer of its interest in the Assets. Seller shall provide within five days after the Execution Date all notices required to be obtained in compliance with the contractual provisions applicable thereto. If Seller or Buyer discovers other affected Assets that are subject to a consent to transfer requirement, Seller shall use its reasonable commercial efforts to obtain such consents prior to Closing.
a.    Required Consents. That portion of the Assets for which a consent has not been obtained and if such lack of consent would (i) invalidate an attempted conveyance of the Assets to Buyer or (ii) cause a termination of the Asset being conveyed (each, a “Required Consent”) shall be excluded from the Assets conveyed at the Closing and the Purchase Price shall be reduced by the Allocated Value of the excluded Allocated Properties. Seller may (but is not obligated to) use its reasonable commercial efforts to obtain any such Required Consent following Closing for a period of one year and if a Required Consent is obtained within one year after the Closing, then, within 30 days after receipt of such consent, Seller may assign such excluded portion of the Assets to Buyer using an assignment in the form of Exhibit E in exchange for a payment by wire transfer from Buyer equal to the Allocated Value of the applicable Allocated Property, subject to the adjustments described in Section 3.3. Buyer shall reasonably cooperate with Seller in obtaining any Required Consent but shall not be required to expend funds in connection therewith.
b.    Non-Required Consents. The following types of consents shall not constitute Required Consents: (i) consents to transfers of title by the State of Texas or any county, (ii) consents set forth in, or arising out of, a farmout or similar agreement pursuant to which Seller has already satisfied all conditions for earning any interests that constitute a part of the Assets and Seller has received the earned interests under such agreement, and (iii) any other consents that are not Required Consents. If a consent is not a Required Consent and it has not been obtained as of the Closing Date, then the affected Assets shall nevertheless be conveyed at the Closing as part of the Assets without a reduction to the Purchase Price.
5.8    Preferential Purchase Rights. Seller shall use its commercially reasonable efforts to comply with all preferential right to purchase provisions (including those set forth in Section 6.17 of the Disclosure Schedule) relative to its interest in the Assets by sending notice of this Agreement, within five days after the Execution Date, to all Persons holding preferential rights, offering to sell to each such Person that portion of the Assets for which such a preferential right is held for an amount equal to the Allocated Values of the subject Allocated Properties, subject to all other terms and conditions of this Agreement and in compliance with the contractual provisions applicable to such preferential rights. If Seller or Buyer discovers any additional preferential rights, Seller shall use its commercially reasonable efforts to comply therewith in accordance with the terms of the preceding sentence. If, prior to Closing, any of such persons asserting a preferential purchase right notifies Seller that it intends to consummate the purchase of that portion of the Assets to which it holds a preferential purchase right pursuant to the terms and conditions of such notice and this Agreement, then such Assets shall be excluded from the Assets identified in this Agreement and the Purchase Price shall be reduced by the Allocated Values of the excluded Allocated Properties; provided, however, that if the holder of such preferential right is required to but fails to consummate the purchase of such Assets on or prior to the Closing Date, then Seller shall notify Buyer, and Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Assets to which the preferential purchase right was asserted for such Allocated Values. All Assets for which a preferential purchase right has not been asserted prior to Closing and the period for exercise has expired, or with respect to which closing does not occur on or before the Closing Date following the assertion of a preferential purchase right other than as a result of Seller’s default for which Closing should have occurred prior to the Closing Date, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.
5.9    Casualty Loss. Prior to Closing, if any material portion of an Allocated Property is destroyed by fire or other casualty or if a portion of an Allocated Property is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”), such Allocated Property shall be excluded from this Agreement and the Purchase Price shall be reduced by the Allocated Value of the excluded Allocated Property, unless Buyer and Seller agree upon the estimated cost to repair such Allocated Property (with equipment of similar utility) or other appropriate reduction to the Purchase Price, not to exceed the Allocated Value of the Allocated Property (the Purchase Price adjustment, whether from excluding the Allocated Property or agreement upon an appropriate adjustment, is herein called the “Net Casualty Loss”) and Seller shall retain all insurance proceeds and all claims against third parties with respect to the Casualty Loss; provided, however, that if the aggregate Net Casualty Loss is less than 2% of the unadjusted Purchase Price: (a) the Net Casualty Loss will be deemed to be $0; (b) the affected Allocated Properties will be assigned to Buyer at Closing to the extent still owned by Seller; and (c) Seller will assign to Buyer all rights to insurance proceeds and condemnation and taking proceeds at Closing or pay over such proceeds if already received. Seller, at its option, may elect to cure such Casualty Loss prior to the Closing. If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any personal property with personal property of similar nature and kind if such property is acceptable to Buyer in its reasonable discretion. If Seller elects to cure the Casualty Loss, and in fact does cure the Casualty Loss prior to the Closing to the reasonable satisfaction of Buyer, there shall be no adjustment to the Purchase Price.
5.10    Title Waiver. Except for claims, damages, liabilities, costs or expenses Buyer asserts under the Special Warranty, all Title Defects not properly and timely claimed in accordance with Section 5.3, above shall be waived by Buyer for all purposes, and Buyer shall have no right to seek an adjustment to the Purchase Price, make a Claim against Seller, monetary, legal or otherwise, or seek indemnification from Seller associated with the same. For the avoidance of doubt, the terms of Sections 6.9, 6.10, 6.16, 6.17, 6.20, 6.22 and 6.26 shall not be affected by the terms of this Section 5.10.
ARTICLE 6
SELLER’S REPRESENTATIONS AND WARRANTIES
Seller makes the following representations and warranties as of the date of this Agreement and the Closing Date, except where a specific date is specified:
6.1    Existence. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to do business in the State of Texas.
6.2    Power and Authority. Subject to entry of the Sale Order, Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Seller at Closing, and to perform its obligations under this Agreement and under such documents. The consummation of the transaction contemplated by this Agreement and each of the documents contemplated to be executed by Seller at Closing will not (i)  violate, nor be in conflict with, any provision of Seller’s organizational or governing documents, (ii) result in a default, or the creation, imposition or continuance of any encumbrance on or affecting Seller’s interest in the Assets or give rise to any right of termination, cancellation or acceleration under, any agreement or instrument to which Seller or any of its Affiliates is a party or is bound or by which the Assets are bound (other than any Contract that is not an Assumed Contract for which Buyer and the Assets will not be subject to any liability or obligation), or (iii) violate, nor be in conflict with any Law, Permit, judgment, decree, order, statute, rule or regulation applicable to Seller or the Assets.
6.3    Authorization. Subject to entry of the Sale Order, the execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Seller at Closing and the contemplated transaction have been duly and validly authorized by all requisite action on the part of Seller.
6.4    Execution and Delivery. Subject to entry of the Sale Order, this Agreement has been duly executed and delivered on behalf of Seller, and at the Closing, all documents and instruments required hereunder to be executed and delivered by Seller shall have been, duly executed and delivered. Subject to entry of the Sale Order, this Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
6.5    Non-Foreign Person. Seller (or the owner of Seller treated as the transferor of Assets if Seller is a disregarded entity under Treasury Regulation §1.1445-2(b)(2)(iii)) is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code and will give the certificate required pursuant to Section 11.2 (i.e. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are defined in the Code, and any regulations promulgated thereunder).
6.6    Liabilities for Brokers’ Fees. Neither Seller nor its Affiliates has incurred any obligation or liability, contingent or otherwise, for brokers’, finders’ fees, agent’s commissions or other similar forms of compensation relating to the transaction contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.
6.7    [Reserved].
6.8    Taxes. All Taxes imposed on or with respect to the ownership or operation of the Assets that have become due and payable prior to the Closing Date have been timely paid in full, and all Tax Returns with respect to Taxes imposed on or with respect to the ownership or operation of the Assets required to be filed prior to the Closing Date have been timely filed. There are no liens of any Governmental Bodies for Taxes on any of the Assets except for Permitted Encumbrances. None of the Assets is subject to any tax partnership as defined in Section 761 of the Code, or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes relating to the Assets. There are no administrative or judicial proceedings by any taxing authority pending or, to Seller’s knowledge, threatened against Seller relating to or in connection with any Asset Taxes relating to the Assets. All of the Assets have been properly listed and described on the property tax rolls for all periods prior to and including the applicable Closing Date.
6.9    Litigation and Claims. Except for the Pending Claims, the Bankruptcy Case and as set forth in Section 6.9 of the Disclosure Schedule, there is no Proceeding (a) pending or, to its knowledge, threatened, against Seller or its Affiliates relating to the Assets or the operator of the Assets, in any court or by or before any Governmental Body or arbitration or mediation or (b) that impairs Seller’s ability to consummate, or that would reasonably be expected to prevent, delay or make illegal the transaction contemplated hereby. No condemnation or eminent domain Proceedings are pending, or, to Seller’s knowledge, threatened, by any Governmental Body affecting any of the Assets. To Seller’s knowledge, no Proceedings to which Seller is not a party which relates to the Assets or to Seller’s ownership or operation of the Assets is pending or threatened.
6.10    Compliance with Laws. Except as set forth in Section 6.10 of the Disclosure Schedule, Seller and its Affiliates are not in material violation of, or in material default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a material violation of or material default under, any Law (other than Environmental Laws, which are addressed exclusively in Section 6.23) applicable to Seller’s and its Affiliates’ ownership and operation of the Assets. To Seller’s knowledge, any Assets operated by third parties have been operated in all material respects in compliance with all applicable Laws.Permits. Except as set forth in Section 6.11 of the Disclosure Schedule, (a) Seller has obtained all Permits required to be obtained by Seller to own and, with respect to that portion of the Assets operated by Seller, to operate the Assets in material compliance with all applicable Laws, (b) all such Permits are in full force and effect and no Proceeding is pending, nor to Seller’s knowledge, threatened, to modify, suspend, revoke or terminate any such Permit or declare any such Permit invalid; and (c) Seller is in compliance in all material respects with all such Permits.
6.11    Material Agreements; Notice of Defaults.
a.    Except for the Leases and agreements entered into in accordance with Section 8.1(c) after the Execution Date, Exhibit C sets forth all agreements of Seller and its Affiliates relating to the Assets or to which the Assets are bound of the type described below (collectively, the “Material Agreements”):
(i)    any agreement that can reasonably be expected to result in aggregate payments or receipts of revenue by Seller or its Affiliates of more than $25,000 during the current or any subsequent calendar year or more than $100,000 in the aggregate over the term of such agreement (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues or any surface use payments with respect to wells drilled after the Execution Date);
(ii)    any Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar agreement that is not terminable without penalty upon 60 days’ or less notice;
(iii)    any agreement (other than the Leases) that constitutes a lease under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty upon 60 days’ or less notice and (B) involves an annual base rental of more than $25,000;
(iv)    any partnership agreement, joint venture agreement, farmout agreement, participation agreement, production sharing agreement, unit agreement, joint operating agreement, joint exploration agreement, joint development agreement or similar agreement;
(v)    any agreement that is an indenture, mortgage, deed of trust, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, security interest or similar financial agreement encumbering any Asset (other than Permitted Encumbrances) that will not be terminated at or prior to the Closing;
(vi)    any agreement that constitutes or includes a non-competition agreement, non-solicitation agreement, area of mutual interest agreement or any other agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business within or adjacent to the Assets that will be binding on the Assets or Buyer after the Closing;
(vii)    any agreement that provides for a call upon, option to purchase or similar right under any agreements with respect to the Hydrocarbons from the Assets;
(viii)    any drilling contract;
(ix)    any agreement that provides for an irrevocable power of attorney that will be in effect after the Closing Date;
(x)    any agreement of Seller to sell, lease, farmout, exchange, transfer or otherwise dispose of all or any part of the Assets (other than with respect to production of Hydrocarbons in the ordinary course) from and after the Closing Date, but excluding rights or reassignment upon intent to abandon an Asset; and
(xi)    any agreement between Seller and any Affiliate of Seller that will not be terminated prior to or at Closing.
b.    Except as set forth in Section 6.13 of the Disclosure Schedule, each Material Agreement set forth (or required to be set forth) in Section 6.13 of the Disclosure Schedule is a legal, valid and binding obligation against Seller and, to Seller’s knowledge, each other party thereto, is enforceable in accordance with its terms against Seller and, to Seller’s knowledge, each other party thereto, and is in full force and effect, in all cases subject to the Bankruptcy Case and any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). Except as set forth in Section 6.13 of the Disclosure Schedule and for any contracts rejected by Seller in the Bankruptcy Case, there exists no material default under any Material Agreement by Seller or, Seller’s knowledge, by any other Person that is a party to such Material Agreement, that has not been cured, and no event, occurrence, condition or act has occurred that, with the giving of notice, the lapse of time or both would constitute a breach, default or event of default under any such Material Agreement by Seller or, to Seller’s knowledge, any other Person who is a party to such Material Agreement. Seller has not received any notice from a third party alleging a violation or breach of any Material Agreement by Seller or its Affiliates. Prior to the Execution Date, except as set forth on Section 6.13 of the Disclosure Schedule, Seller has delivered to Buyer true and complete copies of each Material Agreement, the Leases and any and all amendments thereto. Except as set forth in Section 6.13 of the Disclosure Schedule, there are no contracts with Affiliates of Seller, Hedging Contracts or Debt Contracts, in each case that will be binding on the Assets or Buyer after the Closing.
6.12    Production Sales Contracts. Seller’s interest in the Assets is not encumbered by any obligation under a sales contract, Hedging Contract, take-or-pay clause, or any similar arrangement, to deliver Hydrocarbons produced from the Assets without receiving payment at the time of delivery or subsequent to delivery, or to deliver Hydrocarbons in the future for which payment has already been received (e.g., a “forward” sale contract).
6.13    Current Plugging Obligations. Except as set forth in Section 6.15 of the Disclosure Schedule, Seller has not received any notices or demands from Governmental Bodies or other third parties to plug any Excluded Wells.
6.14    Royalties. Seller has duly and properly paid, or caused to be duly and properly paid, all Royalties due by Seller and its Affiliates during the period of Seller’s ownership or operation of the Assets prior to the Closing Date in accordance with applicable Laws, any order of the Bankruptcy Court authorizing payments on account of Royalties, and the applicable Lease.
6.15    Preferential Purchase Rights and Consents. Except as set forth in Section 6.17 of the Disclosure Schedule, there are no (i) preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby, or (ii) consents, approvals, authorizations, waivers or ratifications required to be obtained from any Person in connection with the transactions contemplated hereby, except for consents and approvals of Governmental Bodies that are customarily obtained after Closing.
6.16    AFEs. Section 6.18 of the Disclosure Schedule sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually in excess of $25,000 net to Seller’s interest (the “AFEs”), relating to the Assets to drill or rework wells or for other capital expenditures for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.
6.17    Wells and Equipment. To Seller’s knowledge:
a.    All Excluded Wells currently operated by Seller that were drilled and completed by Seller as operator were drilled and completed in all material respects within the limits permitted by all applicable Leases and contracts and at locations that comply with the rules and regulations of the applicable Governmental Bodies;
b.    Exhibit B sets forth a list of all wellbores located on the Leases; and
c.    There are no inactive Excluded Wells that Seller is currently obligated by applicable Law or contract to plug or abandon, that have been plugged, dismantled or abandoned in a manner that does not comply in all material respects with applicable Laws, or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body.
6.18    Leases. To Seller’s knowledge, the list of Leases set forth on Exhibit A-2 is a true, correct and complete list of all real property and interests in real property included in the Assets that are leased, subleased, licensed or otherwise used or occupied by Seller as lessee, sublessee, licensee, lessor, sublessor or licensor, together with the parties to, and date of, each Lease. Seller has made available to Buyer true and complete copies of each Lease, and any and all amendments, modifications, supplements, exhibits, restatements, guarantees and other agreements (whether written or oral), in each case related thereto, in its possession and control. Except as set forth on Section 6.20 of the Disclosure Schedule, (a) there are no Proceedings with respect to any Lease pending before any Governmental Body in which the lessor thereunder is seeking to terminate, cancel, rescind or procure judicial reformation of any such Lease, in whole or in part, (b) Seller has not received any written notice from any lessor under the Leases seeking to terminate, cancel, or rescind any such Leases, and Seller has not received any written notice from any lessor under the Leases alleging any unresolved material default under the Leases, (c) to Seller’s knowledge, none of the Leases are subject to any material restrictions on any lessee’s use of the surface in connection with Hydrocarbon operations that would affect (i) such use or operations (as currently used and operated by Seller) or (ii) the ability to drill a well on a Lease, and (d) Seller has not received any condemnation, zoning or other similar proceeding affecting any Lease.
6.19    Non-Consent Operations. Except as disclosed on Section 6.21 of the Disclosure Schedule, no operations are being conducted or have been conducted on the Assets with respect to which Seller has elected to be a non-consenting party under the applicable operating agreement and with respect to which Seller’s rights have not yet reverted to it.
6.20    Surface Rights. Except as set forth on Section 6.22 of the Disclosure Schedule, (a) each of the Surface Rights owned or held by Seller is legal, valid, binding, enforceable and in full force and effect; (b) Seller is not in material breach of or material default under any such Surface Right; and (c) to Seller’s knowledge, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a material breach or default or permit the termination of any such Surface Right.
6.21    Environmental Matters. Except as set forth in Section 6.23 of the Disclosure Schedule, to Seller’s knowledge, (a) the Assets, the Excluded Wells and their operations are and, during the shorter of (i) Seller’s period of ownership and (ii) the last five years, have been in compliance with Environmental Laws in all material respects, and (b) the Assets and the Excluded Wells are not subject to any material remediation obligation imposed pursuant to Environmental Laws or any Governmental Body. Seller has made available for Buyer's inspection all environmental site assessment reports, environmental compliance reports, and all material correspondence with Governmental Bodies and surface estate owners addressing potentially material environmental matters that are within Seller's possession and control and that have been prepared or received within five years preceding the date of this Agreement.
6.22    Guarantees. Section 6.24 of the Disclosure Schedule is a complete and accurate list of all bonds, letters of credit and guarantees posted or entered into by Seller or its Affiliates in connection with the ownership or operation of the Assets.
6.23    Drilling Obligations. Except as set forth on Section 6.25 of the Disclosure Schedule, Seller is not required to perform any additional drilling operations on the Leases by virtue of a contract or agreement relating to the Assets or the ownership or operation thereof.
6.24    Title to the Assets. Subject to the entry of the Sale Order, upon Closing, Buyer will be vested with good title to the Assets, including any Assets (other than Specified Assets) that are subject to claims or causes of action asserted in the Encana Adversary Proceeding, free and clear of all encumbrances, other than Permitted Encumbrances, to the fullest extent permissible under Section 363(f) of the Bankruptcy Code.
ARTICLE 7
BUYER’S REPRESENTATIONS AND WARRANTIES
Buyer makes the following representations and warranties as of the date of this Agreement and the Closing Date, except where a specific date is specified:
7.1    Existence. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to do business in the States of Texas.
7.2    Power and Authority. Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Buyer at Closing, and to perform its obligations under this Agreement and under such documents. The consummation of the transaction contemplated by this Agreement and each of the documents contemplated to be executed by Buyer at Closing will not violate, nor be in conflict with: (i) any provision of Buyer’s organizational or governing documents, (ii) any agreement or instrument to which Buyer is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer.
7.3    Authorization. The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Buyer at Closing and the contemplated transaction have been duly and validly authorized by all requisite action on the part of Buyer.
7.4    Execution and Delivery. This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
7.5    Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or arrangement Proceedings pending against, being contemplated by or, to Buyer’s knowledge, threatened in writing against Buyer or any Affiliate of Buyer.

7.6    Liabilities for Brokers’ Fees. Neither Buyer nor its Affiliates has incurred any obligation or liability, contingent or otherwise, for brokers’, finders’ fees, agent’s commissions or other similar forms of compensation relating to the transaction contemplated by this Agreement for which Seller shall have any responsibility whatsoever.
7.7    Litigation and Claims. There is no Proceeding by any person, entity, administrative agency or Governmental Body pending or, to Buyer’s knowledge, threatened in writing, against Buyer before any Governmental Body that impedes or is likely to impede Buyer’s ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by Buyer under this Agreement.
7.8    Independent Evaluation. Buyer has such knowledge, sophistication and experience in business and financial matters that Buyer is capable of evaluating the merits and risks of the acquisition of the Assets and has so evaluated the merits and risks of such acquisition. Buyer is knowledgeable about the oil and gas business, and Buyer has retained and taken advice concerning the Assets and transactions herein from advisors and consultants which are knowledgeable about the oil and gas business, and Buyer is aware of its risks. Buyer has been afforded the opportunity to examine the Records and other materials made available to it by Seller and Seller’s authorized representatives with respect to the Assets (the “Background Materials”). The Background Materials include files, or copies thereof, that Seller has used in its normal course of business and other information about the Assets that Seller and Seller’s authorized representatives have compiled or generated; provided, however, other than as set forth in Article 6, Buyer acknowledges and agrees that neither Seller nor any other Seller Indemnified Parties have made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials or, except for the representations and warranties of Seller contained in this Agreement, as to any other information relating to the Assets, furnished or to be furnished to Buyer or its representatives by or on behalf of Seller. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves attributable to the Assets and the prices that may be received for Hydrocarbons produced therefrom. Buyer’s representatives have been given opportunities to examine the Records. Except as expressly provided in this Agreement, neither Seller nor any other Seller Indemnified Parties shall have any liability to Buyer or its Affiliates, agents, representatives or employees resulting from any use of, authorized or unauthorized, or reliance on, the Background Materials or other information relating to the Assets provided by or on behalf of Seller or any other Seller Indemnified Parties.
7.9    Qualification. Buyer is now, or at Closing will be and thereafter will continue to be, qualified to own and operate the Assets. Completing the transaction set out in this Agreement will not cause Buyer to be disqualified or to exceed any acreage limitation imposed by Law, statute or regulation.
7.10    Financial Resources. Buyer has the financial resources available to close the transactions contemplated by this Agreement without financing that is subject to any material contingency.
7.11    Consents. No consent, approval, authorization or Permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by Buyer.
ARTICLE 8
COVENANTS AND AGREEMENTS
8.1    Interim Operations. Except (I) for the operations covered by the AFEs and other capital commitments described in Section 6.18 of the Disclosure Schedule, (II) for actions taken in connection with emergency situations, (III) as expressly required by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), or (IV) as ordered by the Bankruptcy Court without such action being initiated by Seller, Seller shall, from and after the Execution Date and until Closing:
a.    maintain, and if Seller is the operator thereof, Seller shall operate, the Assets in the usual, regular and ordinary manner consistent with its past practice and as a reasonably prudent operator;
b.    maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller;
c.    not enter into any agreement that, if entered into on or prior to the Execution Date, would be required to be listed in Exhibit C, or terminate (unless such Material Agreement terminates pursuant to its stated terms) or materially amend or change the terms of any Material Agreement;
d.    not transfer, sell, mortgage, pledge, encumber or otherwise dispose of any portion of the Assets other than (A) the sale or disposal of Hydrocarbons in the ordinary course of business, and (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained;
e.    not abandon any Asset (subject to clause (j) below, except the abandonment or expiration of Leases in accordance with their terms, including with respect to leases not capable of producing in paying quantities after the expiration of their primary terms or for failure to pay delay rentals or shut-in royalties or similar types of lease maintenance payments);
f.    not commence, propose, or agree to participate in any single operation with respect to the Assets with an anticipated cost in excess of $25,000, net to Seller’s interest, to the extent Buyer will be responsible for such costs, except for emergency operations or operations scheduled under the AFEs;
g.    maintain all material Permits, approvals, bonds and guaranties affecting the Assets and make all filings that Seller is required to make under applicable Law with respect to the Assets;
h.    not make any election (or fail to make an election, the result of which is) to go non-consent with respect to any of the Assets;
i.    comply in all material respects with all Laws that are applicable to the Assets;
j.    use commercially reasonable efforts to maintain in full force and effect each Lease, and timely and properly pay all Lease renewals and extensions that become due after the date of this Agreement but prior to Closing in accordance with the terms of the applicable Lease;
k.    notify Buyer if any Lease terminates promptly upon Seller obtaining knowledge of such termination;
l.    give written notice to Buyer as soon as is practicable of any written notice received or given by Seller with respect to any alleged breach by Seller or any third party of any Lease or Material Agreement or violation of Laws or new Proceedings, in each case affecting the Assets;
m.    not waive, release, assign, settle or compromise any Proceeding relating to the Assets, other than the liabilities retained by Seller or waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $25,000 individually (excluding amounts to be paid under insurance policies);
n.    not waive, compromise or settle any material right or claim with respect to any of the Assets, including any Assets (other than Specified Assets) that are subject to claims or causes of action asserted in the Encana Adversary Proceeding;
o.    use commercially reasonable efforts to keep Buyer apprised of any drilling, re-drilling or completion operations proposed or conducted by Seller with respect to the Assets, and will, in connection therewith, consider reasonable requests by Buyer for specific drilling, completion and other operations on the Assets;
p.    not permit or allow any of the Assets to be subject to any liens, claims, security interests, mortgages, charges and encumbrances that would impose any material liability on Buyer, other than Permitted Encumbrances;
q.    pay all Taxes and assessments with respect to the Assets that become due and payable by Seller prior to the Closing Date; and
r.    not enter into any agreement to do anything in contravention of the foregoing.
8.2    Notices of Claims. Seller shall, in accordance with the Bidding Procedures Order and in order to ensure that the Assets are free and clear of all liens (including any security interest), claims, encumbrances and interests of other Persons in the Assets to the maximum extent possible under the Bankruptcy Code, provide notice of the proposed sale to all Persons and entities (or their counsel) known to Seller to assert liens (including any security interest), claims, encumbrances, or interests in, on, or against the Assets and shall publish notice of the sale in (i) the national editions of the Houston Chronicle and the New York Times and (ii) the Midland Reporter-Telegram.  Seller shall promptly notify Buyer and Buyer shall promptly notify Seller if, between the Execution Date and the Closing Date, Seller or Buyer, as the case may be, receives notice of any demand, claim, suit, action or other Proceeding affecting the Assets.
8.3    Compliance with Laws. During the period from the date of this Agreement to the Closing Date, Seller shall attempt in good faith to comply in all material respects with all applicable Laws relating to the ownership of its interest in the Assets and, to the extent that Seller is the operator, the operation of the Assets by Seller.
8.4    Government Reviews and Filings. Before and after the Closing, Buyer and Seller shall cooperate to provide requested information, make required filings with, prepare applications to and conduct negotiations with each Governmental Body as required to consummate the transaction contemplated hereby. Each Party shall make any governmental filings occasioned by its ownership or structure. Buyer shall make all filings after the Closing at its expense with Governmental Bodies necessary to transfer title to the Assets or to comply with Laws.
8.5    Successor Operator. Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of those Assets operated by Seller and that such succession is subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that, as to the Assets operated by Seller, it shall use its commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Buyer as successor operator of such Assets effective as of Closing. Within five days after Closing, Seller shall send notices to co-owners of those Assets that Seller currently operates indicating that Seller is resigning as operator, effective upon the Closing Date, and recommending that Buyer be elected successor operator for such Assets.
8.6    Non-Solicitation of Employees. From the Execution Date until the one year anniversary of either the Closing Date or the termination of this Agreement, each Party will not, and will cause its Affiliates not to, directly or indirectly, solicit for employment (including by contracting through an independent contractor, consultant or other third party) or employ (including as a consultant) any officer or employee of the other Party or its Affiliates without obtaining the prior written consent of the other Party. This Section 8.6 shall not apply to general solicitations of employment not specifically directed towards officers or employees of the other Party or its Affiliates.
8.7    Bankruptcy Court Filings. Seller will pursue diligently the entry of the Sale Order. Buyer agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer of the Assumed Contracts, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code and taking such other actions that may be required by the Bidding Procedures Order. If the entry of the Bidding Procedures Order or the Sale Order are appealed, Seller and Buyer will use their respective reasonable efforts to defend such appeal(s).
8.8    [Reserved].
8.9    Excluded Wells. From and after the Execution Date:
a.    With respect to the Excluded Wells operated by Seller, Seller may continue to operate each Excluded Well after the Execution Date and produce Hydrocarbons solely from the existing Wellbores; provided Seller, as operator, shall not (i) produce Hydrocarbons from outside the currently producing formation as of the Execution Date, whether by or through perforation, stimulation, recompletion, sidetracking, deepening, directional drilling or otherwise, (ii) conduct any re-entry, perforation, stimulation, recompletion, sidetracking or directional drilling operations with respect to the Excluded Wells, (iii) drill any new wells or conduct any operations unrelated to the Excluded Wells on the Lands, (iv) construct or install any new wells, gathering lines or other equipment or roads on the Lands, or (v) use any Excluded Well for any purpose other than the purpose for which it is used on the Execution Date (except that Seller may convert a producing Excluded Well into a produced water disposal well, but only (i) to the extent needed by Seller to replace a failed existing disposal well, or (ii) with the prior consent of Buyer (not to be unreasonably withheld)); provided that nothing in this Section 8.9(a) will limit or restrict in any way Seller’s rights or operations after the Subsequent Asset Period with respect to the Specified Assets or any Excluded Wells located on the Specified Assets, to the extent such assets are not conveyed to Buyer pursuant to Section 2.9 during the Subsequent Asset Period.
b.    With respect to the Excluded Wells operated by Seller, Seller shall conduct its work on the Excluded Wells after the Execution Date as a reasonably prudent operator, in material compliance with all Laws, in material compliance with all Leases (and related agreements with respect thereto) and in compliance with all reasonable instructions of Buyer relating to Buyer’s operations on the Lands.  With respect to the Excluded Wells operated by Seller, Seller shall complete all plugging and abandonment obligations related to the Excluded Wells in accordance with applicable Laws, including (i) the necessary and proper plugging, replugging and abandonment of all Excluded Wells, (ii) the necessary and proper removal, abandonment and disposal of all structures, pipelines, equipment, abandoned property, trash, refuse and junk located on or comprising part of the Excluded Wells, including any solid wastes and Hazardous Materials, (iii) the necessary and proper capping and burying of all associated flow lines related to the Excluded Wells, and (iv) the necessary and proper restoration of the surface and subsurface to the condition required by applicable Laws and related agreements with respect to the Excluded Wells.
c.    If Seller’s operations result in an Excluded Well Incident, Seller shall take all necessary and proper measures for the protection of life, health, environment and property in accordance with standard oilfield practices.  Seller shall report in writing to Buyer the details of the Excluded Well incident as promptly as practicable.
d.    Seller will be responsible for (i) the payment of all royalty amounts and (ii) all lease obligations (including lease payments) relating to the Excluded Wells; provided, subject to Section 8.9(a), (b) and (c), if Buyer is party to any operating agreement with respect to an Excluded Well and Buyer owns a working interest in such Excluded Well, Buyer shall be responsible for its share (proportionate to the percentage of its working interest in such Excluded Well) of the liabilities and costs relating solely to such Excluded Well in accordance with the terms of such operating agreement. Other than Seller’s right to continue to operate the Excluded Wells and produce Hydrocarbons therefrom from the existing Wellbores in accordance with Section 2.3(a) and this Section 8.9 (but subject to the terms and conditions of this Section 8.9), Buyer will be solely entitled to all rights and benefits under the Leases.
e.    Following the Execution Date, Seller shall keep the Leases and other Assets free and clear of all liens in connection with Seller’s operations with respect to the Excluded Wells; provided that this will not require Seller to keep the Excluded Assets free and clear of any liens following Closing to the extent of Seller’s interests therein.
f.    Seller agrees to release Buyer, and Buyer shall have no liability to Seller for, any losses, damages, liabilities or claims relating to the Excluded Wells from and after the Closing Date, including any losses, damages, liabilities or claims with respect to the Excluded Wells caused as a result of Buyer’s operations on the Assets after the Closing Date; provided that (i) Seller does not waive or release, and Buyer shall be responsible for, any physical damage caused to the surface equipment related to the Excluded Wells due to Buyer’s or its Affiliates’ actions or omissions, and (ii) subject to Section 8.9(a), (b) and (c), if Buyer is party to any operating agreement with respect to an Excluded Well and Buyer owns a working interest in such Excluded Well, Buyer shall be responsible for its share (proportionate to the percentage of its working interest in such Excluded Well) of the liabilities and costs relating solely to such Excluded Well in accordance with the terms of such operating agreement. Buyer shall be entitled to develop the Assets and drill new wells on the Lands as it determines is appropriate without regard to the locations of the Excluded Wells. Seller hereby waives, and agrees not to assert after Closing, any claims or objections against Buyer before any Governmental Body relating to the locations where Buyer conducts operations on the Lands after Closing.
g.    Seller shall require any successor, assignee, purchaser or other Person to acquire title of an Excluded Well to agree to comply with, and to be bound by, the requirements of this Section 8.9. Any assignment, conveyance or other transfer of any Excluded Well in violation of this Section 8.9 shall be deemed null and void ab initio.
ARTICLE 9
CONDITIONS TO CLOSING
9.1    Seller’s Conditions. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to Closing of the following conditions precedent:
a.    Representations and Warranties; Covenants. All representations and warranties of Buyer contained in Article 7 of this Agreement shall be true and correct in all material respects (except as to representations and warranties qualified by materiality, which shall be true in all respects to the extent so qualified) on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date), and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects.
b.    No Action. No order shall have been entered by any court or Governmental Body having jurisdiction over the Parties or the subject matter of this Agreement that restrains, enjoins or prohibits the consummation of the transactions contemplated by this Agreement and which remains in effect at the time of Closing or seeks to recover material damages from Seller resulting therefrom.
c.    Closing Deliveries. Buyer shall have delivered to Seller duly executed copies of each of the documents or instruments required by this Agreement to be delivered by Buyer at Closing.
d.    Title. The aggregate of (i) the Title Defect Adjustment, all Title Defect Exclusions and the Net Casualty Loss, in each case asserted by Buyer in good faith, (ii) the Allocated Value of all Allocated Properties subject to Required Consents that have not been obtained prior to Closing, and (iii) any other reductions to the Purchase Price pursuant to Section 5.9, shall not exceed 20% of the Purchase Price.
e.    Necessary Consents and Approvals. All consents from Governmental Bodies and all approvals from Governmental Bodies required for the consummation of the transactions contemplated by this Agreement, except consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.
f.    Sale Order. The Bankruptcy Court shall have entered the Sale Order which shall remain in effect and not be subject to any stay.
9.2    Buyer’s Conditions. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction on or prior to the Closing of the following conditions precedent:
a.    Representations and Warranties; Covenants.
(i)    The representations and warranties of Seller contained in Article 6 of this Agreement (other than Fundamental Representations) shall be true and correct in all material respects (except as to representations and warranties qualified by materiality, which shall be true in all respects to the extent so qualified) on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date).
(ii)    The Fundamental Representations shall be true and correct in all respects on and as of the Closing Date.
(iii)    Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects.
b.    No Action. No order shall have been entered by any court or Governmental Body having jurisdiction over the Parties or the subject matter of this Agreement that restrains, enjoins or prohibits the consummation of the transactions contemplated by this Agreement and which remains in effect at the time of Closing or seeks to recover material damages from Buyer resulting therefrom.
c.    Closing Deliveries. Seller shall have delivered to Buyer duly executed copies of each of the documents or instruments required by this Agreement to be delivered by Seller at Closing.
d.    Title. The aggregate of (i) the Title Defect Adjustment, all Title Defect Exclusions and the Net Casualty Loss, in each case asserted by Buyer in good faith, (ii) the Allocated Value of all Allocated Properties subject to Required Consents that have not been obtained prior to Closing, and (iii) any other reductions to the Purchase Price pursuant to Section 5.9, shall not exceed 20% of the Purchase Price.
e.    Necessary Consents and Approvals. All consents from Governmental Bodies and all approvals from Governmental Bodies required for the consummation of the transactions contemplated by this Agreement, except consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.
f.    Encana Contract. The Bankruptcy Court shall have entered an order authorizing the rejection of the Encana Contract, which shall remain in effect and not be stayed.
g.    Encana Adversary Proceeding. The Bankruptcy Court shall have entered an order dismissing claims and causes of action asserted with respect to the Assets in the Encana Complaint or any amended complaint filed by Encana, which shall remain in effect and not be stayed; provided that, this condition shall be deemed satisfied if the Bankruptcy Court enters an order authorizing the sale of the Assets to Buyer free and clear of all claims and causes of action against the Assets asserted by Encana, regardless of whether the Encana Complaint or any amended complaint filed by Encana has been dismissed. For the avoidance of doubt, it is acknowledged that the claims and causes of action with respect to the Assets contained in the Encana Complaint as of the date hereof consist of the Fourth Claim for Relief, Fifth Claim for Relief, and Sixth Claim for Relief in the Encana Complaint.
h.    Sale Order. The Bankruptcy Court shall have entered the Sale Order which shall remain in effect and not be subject to any stay.
ARTICLE 10
RIGHT OF TERMINATION AND ABANDONMENT
10.1    Termination. This Agreement may be terminated prior to the Closing as follows:
(a)    by Buyer or Seller, if the Closing has not occurred by the close of business on the 90th day following the Execution Date (the “Termination Date”); provided, however, that, if the Closing has not occurred on or before the Termination Date primarily due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Buyer or Seller, then the breaching party may not terminate this Agreement pursuant to this Section 10.1(a);
(b)    by mutual written consent of Seller and Buyer;
(c)    by Buyer, if any condition to the obligations of Buyer set forth in Section 9.2 has become incapable of fulfillment as a result of Seller’s material breach, and other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer;
(d)    by Seller, if any condition to the obligations of Seller set forth in Section 9.1 has become incapable of fulfillment as a result of Buyer’s material breach, and other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller;
(e)    by Buyer, if Seller breaches any representation or warranty or any covenant or agreement contained in this Agreement, such breach would result in a failure of a condition set forth in Section 9.2 and, if such breach is curable, such breach has not been cured by the earlier of (i) 30 days after the giving of written notice by Buyer to Seller of such breach, and (ii) the Termination Date;
(f)    by Seller, if Buyer breaches any representation or warranty or any covenant or agreement contained in this Agreement, such breach would result in a failure of a condition set forth in Section 9.1, and, if such breach is curable, such breach has not been cured by the earlier of (i) 30 days after the giving of written notice by Seller to Buyer of such breach, and (ii) the Termination Date;
(g)    by Buyer, if the Bidding Procedures Order is amended, modified, or vacated in any manner without Buyer’s consent (not to be unreasonably withheld);
(h)    by Seller or Buyer, if there is in effect a final non-appealable order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the Parties will promptly appeal any adverse determination that is not non-appealable and pursue such appeal with reasonable diligence;
(i)    by Buyer if the Bankruptcy Court enters an order dismissing or converting the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code;
(j)    by Buyer if the Bankruptcy Court enters an order appointing a trustee, receiver or examiner with expanded powers;
(k)    by Buyer, if an order authorizing the rejection of the Encana Contract has not been entered within 60 days of the Execution Date;
(l)    if the Sale Order does not authorize the sale of the Assets to Buyer free and clear of all claims and causes of action against the Assets asserted by Encana in the Encana Complaint or any amended complaint filed by Encana within 60 days of the Execution Date; or
(m)    by Buyer or Seller, if Seller selects or accepts a Competing Transaction as the highest or otherwise best bid made in accordance with the Bidding Procedures Order.
10.2    Procedure Upon Termination. In the event of termination pursuant to Section 10.1 hereof, written notice thereof will forthwith be given to the other Party, and this Agreement will terminate, and the purchase of the Assets hereunder will be abandoned, without further action by Buyer or Seller. If this Agreement is terminated as provided herein, each Party will redeliver all confidential information of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same, and no later than five days after such termination the Parties shall execute joint written instructions to the Escrow Agent to disburse the Deposit to the applicable Party entitled to receive such amount according to Section 3.2.
10.3    Effect of Termination.
a.    In the event that this Agreement is validly terminated as provided herein, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Buyer or Seller; provided, however, that the provisions of Section 3.2, Section 10.2, this Section 10.3, and Article 15 hereof and, to the extent necessary to effectuate the foregoing enumerated provisions, Sections 1.1, and 1.2 hereof, will survive any such termination and will be enforceable hereunder; provided, further, that nothing in this Section 10.3 will be deemed to release any Party from liability for any breach of its obligations under this Agreement.
b.    Notwithstanding Section 10.3(a), if this Agreement is validly terminated in accordance with Section 10.1(m), then Buyer shall be entitled to (and Seller shall pay or cause to be paid to Buyer) the Break-Up Fee on the earliest of (i) immediately following consummation of the Competing Transaction that was the basis for the termination of this Agreement in accordance with Section 10.1(m) hereof, (ii) if Seller does not consummate the Competing Transaction that was the basis for the termination of this Agreement in accordance with Section 10.1(m) hereof, then upon termination of such Competing Transaction, and (iii) 60 days after the termination of this Agreement. Moreover, if this Agreement is validly terminated for any reason other than in accordance with Section 10.1(b), Section 10.1(d), Section 10.1(f), Section 10.1(g), or Section 10.1(h), then Buyer shall be entitled to (and Seller shall pay or cause to be paid to Buyer) the Expense Reimbursement Amount within five Business Days after the termination giving rise to such payment, provided, that if the termination of this Agreement is effected in accordance with Section 10.1(m), the Expense Reimbursement shall be paid at the same time as the Break-up Fee. In the event any portion of the Expense Reimbursement Amount is contested as to reasonableness, all amounts not so contested will be paid forthwith. Seller’s obligation to pay the Break-Up Fee and/or Expense Reimbursement Amount pursuant to this Section 10.3(b) shall survive the termination of this Agreement and shall constitute an administrative expense of Seller. If and to the extent applicable, the Parties shall jointly instruct, pursuant to the Escrow Agreement, the Escrow Agent to release funds to Buyer to satisfy such amounts owed. Buyer’s retention of the Deposit and the payment of Seller to Buyer of the Break-Up Fee and/or Expense Reimbursement Amount shall constitute liquidated damages under this Agreement, which remedy shall be the sole and exclusive remedy available to Buyer for any such failure of Seller prior to Closing. Seller and Buyer acknowledge and agree that (A) Buyer’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (B) the return of the Deposit and the payment by Seller to Buyer of the Break-Up Fee and/or Expense Reimbursement Amount is a fair and reasonable estimate by the Parties of such aggregate actual damages of Buyer, and (C) such liquidated damages do not constitute a penalty. Each Party acknowledges that the agreements contained in Article 2, Article 3 and this Article 10 are an integral part of the transactions contemplated by this Agreement, and that without these agreements such Party would not have entered into this Agreement.
ARTICLE 11
CLOSING
11.1    Date of Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 9, the closing of the transactions contemplated by this Agreement (“Closing”) shall be held on May 5, 2017, or if all conditions to Closing under Section 9.1 and Section 9.2 have not yet been satisfied or waived as of such date, then within three Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 10 (the date on which Closing occurs being the “Closing Date”), at the offices of Seller in Houston, Texas, at 9:00 a.m. or at such other time and place as the Parties may agree in writing.
11.2    Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
a.    Assignment and Conveyances. Seller and Buyer shall execute, acknowledge and deliver (i) an Assignment, Bill of Sale and Conveyance dated effective as of the Closing Date (in sufficient counterparts to facilitate filing and recording) in the form of Exhibit E hereto covering the Assets, and (ii) such other assignments and assumptions, bills of sale, or deeds necessary to transfer the Assets to Buyer, including any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of state and federal governmental regulations.
b.    Settlement Statement. Seller and Buyer shall execute and deliver the Settlement Statement.
c.    Purchase Price. Buyer shall deliver to Seller the Closing Amount, which shall be delivered to Seller by wire transfer of immediately available funds.
d.    Releases. Seller shall deliver to Buyer duly executed and acknowledged releases in recordable form of all mortgages, deeds of trust, fixture filings and security agreements encumbering its interest in the Assets created by Seller or its Affiliates and releases of the associated financing statements.
e.    Non-Foreign Status Certificate. Seller (or the owner of Seller treated as the transferor of Assets if Seller is a disregarded entity under Treasury Regulation §1.1445-2(b)(2)(iii)) shall deliver to Buyer a certificate in the form of Exhibit F as to its non-foreign status.
f.    Escrow Instructions. The Parties shall execute written instructions instructing the Escrow Agent to disburse the Deposit, and all interest accrued thereon, to Seller.
g.    Possession. Seller shall deliver to Buyer possession of the Assets.
h.    Seller’s Certificate. Seller shall execute and deliver to Buyer a certificate certifying on behalf of Seller that the conditions to Closing set forth in Section 9.2(a) have been fulfilled.
i.    Buyer’s Certificate. Buyer shall execute and deliver to Seller a certificate certifying on behalf of Buyer that the conditions to Closing set forth in Section 9.1(a) have been fulfilled.
j.    [Reserved].
k.    Additional Documents. Seller and Buyer shall execute and deliver to each other such other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement as either Party or their respective counsel may reasonably request.
l.    Records. Seller shall deliver the Records to Buyer promptly after Closing, but in any case no later than ten days after the Closing Date.
ARTICLE 12
POST-CLOSING OBLIGATIONS
12.1    Expert Determination of Settlement Statement Disputes. If the Parties are not able to agree to changes to the Settlement Statement prior to Closing, the Settlement Statement prepared by Seller shall control at Closing, as set forth in Section 3.3, and the Parties shall continue to work to resolve such dispute within 30 days after Closing. If the Parties are not able to resolve such dispute within 30 days after Closing:
a.    Except with respect to matters subject to expert determination under Section 5.6, on or before 15 days after the expiration of such 30-day period, the Parties shall exchange their final positions regarding the disputed amounts and such disputed amounts shall be finally resolved by expert determination in Houston, Texas, with the office of Ernst & Young LLP, acting as the “Accounting Expert.”
b.    If Ernst & Young LLP refuses to act as the Accounting Expert, the Parties shall attempt to mutually agree on the Accounting Expert; provided if the Parties are not able to mutually agree on the Accounting Expert within 15 Business Days after the determination to submit a matter to expert determination under this Section, then, within five Business Days after the end of such 15 Business Day period, each Party shall submit to the other Party the name(s) of at least one, but not more than three, potential Accounting Experts. If there is one common name on the Parties’ lists, that Person shall be the Accounting Expert; but if there is more than one common name on the Parties’ lists, the Accounting Expert shall be selected from the common names on the Parties’ lists by the mutual agreement of the Parties, or in absence of such agreement, by drawing straws.
c.    In the event there are no common names on the Parties’ lists, the lists of potential Accounting Experts submitted by the Parties shall be submitted to the Houston, Texas office of the AAA on or before five Business Days after the submission of the Parties’ respective lists, and the AAA shall select the Accounting Expert from the Parties’ lists.
d.    Within 20 Business Days after the selection of the Accounting Expert, the Parties shall provide to the Accounting Expert the following materials:
(i)    The list of disputed amounts, each Party’s final proposal with respect to each disputed amount under Section 12.1(a), and evidence as each Party deems appropriate to support its position with respect to each disputed amount; and
(ii)    Article 3, Section 12.1 and Article 13 of this Agreement, and Exhibits A-2, B, and D to this Agreement, together with any definitions of terms used in such Article, Sections and Exhibits, but no other provisions of this Agreement.
e.    The Accounting Expert, once appointed, shall have no ex parte communications with any of the Parties concerning the determination required hereunder. All communications between any Party and the Accounting Expert shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting in Houston, Texas, to which the representatives of both Parties have been invited and of which such parties have been provided at least five days’ notice.
f.    The Accounting Expert shall make its determination and provide to the Parties written findings within 20 Business Days after it has received the materials under Section 12.1(d). The decision of the Accounting Expert shall be final, binding on the Parties and non-appealable (absent fraud or manifest error) and shall be limited to awarding only Seller’s or Buyer’s final proposal with respect to each disputed amount (as exchanged by the Parties as provided in Section 12.1(a)). The Accounting Expert shall make a separate determination with respect to each disputed amount submitted. For the avoidance of doubt, the independent accounting firm shall not make any determination with respect to any matter other than those matters affecting the calculations of the Settlement Statement that remain in dispute.
g.    Each Party shall pay and bear the costs of its attorneys and experts. Seller shall pay 50% and Buyer shall pay 50% of the costs of the Accounting Expert.
h.    The written finding of the Accounting Expert (i) need only set forth the Accounting Expert’s finding as to each disputed amount and not the Accounting Expert’s rationale for the award, and (ii) shall set forth the allocation of costs pursuant to Section 12.1(g). The Accounting Expert shall act as an expert for the limited purpose of determining the specific matters disputed and shall not act as an arbitrator, and may not award damages, interest or penalties to either Party with respect to any matter.
12.2    Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other actions as may be reasonably requested in order more effectively to assure to the other the full beneficial use and enjoyment of the Assets and otherwise to accomplish the purposes of the transactions contemplated by this Agreement, including Buyer’s execution of separate letters assuming specific contracts included in the Assets as may be required to comply with the assignment or assumption provisions of such contracts in lieu of furnishing a copy of this Agreement to the counterparty to such contract.
ARTICLE 13
TAXES
13.1    Apportionment of Taxes. Seller shall provide written evidence to Buyer that it has paid all Taxes for periods prior to the Closing Date that are payable prior to the Closing Date including a certificate (under Section 31.08 of the Texas Tax Code) issued by the collector of each taxing unit having jurisdiction to impose Property Taxes on any Asset reflecting with respect to such Asset that no delinquent taxes, penalties, interest, or costs or expenses under Section 33.48 of the Texas Tax Code are due to any taxing unit for which such collector collects Taxes. All Asset Taxes shall be prorated between Seller and Buyer as of the Closing Date for all taxable periods that include the Closing Date, and, after Closing, Seller shall be liable for all obligations and liabilities for all Asset Taxes with respect to its interest in the Assets that are due in periods prior to the Closing Date (to the extent not taken into account in preparing the Settlement Statement), and Buyer shall be liable for all obligations and liabilities for all Asset Taxes with respect to the Assets that are due for periods on or after the Closing Date. To the extent the actual amount of an Asset Tax is not determinable at Closing, upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 13.1.
a.    Severance Taxes based on or measured by the production of Hydrocarbons or the value thereof shall be deemed attributable to the period when such production occurred notwithstanding that such taxes are not assessed or payable until a subsequent period, and liability therefor shall be allocated to Seller for pre-Closing Date Severance Taxes and to Buyer for Severance Taxes on the Closing Date and thereafter.
b.    Property Taxes shall be deemed attributable to the period during which ownership of the applicable Assets gives rise to liability for such Property Taxes, and liability therefor allocated to Seller for (1) all taxable periods ending prior to the Closing Date and (2) the portion of any Straddle Period ending on the date before the Closing Date, and to Buyer for (x) all taxable periods beginning on or after the Closing Date and (y) the portion of any Straddle Period beginning on the Closing Date. Property Taxes with respect to a Straddle Period shall be allocated pro rata per day between the portion of such Straddle Period ending on the day before the Closing Date and the portion of such Straddle Period beginning on the Closing Date based on the full year ad valorem tax values applied to the Assets for calendar year 2016. The amount of Straddle Period Property Taxes allocated to Seller shall be taken into account as a downward adjustment to the Purchase Price pursuant to Section 3.3(b)(v).
c.    Notwithstanding anything to the contrary in this Agreement, Seller shall retain responsibility for, and shall bear and pay, all Income Taxes incurred by or imposed on it, its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, and no such Taxes shall be taken into account as adjustments to the Purchase Price under this Agreement.
13.2    Transfer Taxes. Each of Seller and Buyer shall use commercially reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Assets from Transfer Taxes, including under Section 1146(a) of the Bankruptcy Code. The Parties shall cooperate in good faith with one another in the preparation of any Tax Returns and other related documentation with respect to such Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) or make a report with respect to such Transfer Taxes). If a determination is ever made that a Transfer Tax applies, Seller and Buyer will each bear 50% of such Transfer Tax.
13.3    Tax Reports and Returns. Except as required by applicable Law, in respect of Asset Taxes, (i) Seller shall be responsible for the preparation and timely filing of, and (subject to Seller’s right to reimbursement by Buyer under Section 13.1) the payment to the applicable taxing authority of all Asset Taxes that become due and payable with respect to, (A) all Tax Returns due prior to the Closing Date, and (B) all Tax Returns with respect to taxable periods ending prior to the Closing Date (regardless of when due), and (ii) Buyer shall be responsible for the preparation and timely filing of all other Tax Returns and (subject to Buyer’s right to reimbursement by Seller under Section 13.1) the payment to the applicable taxing authority of all Asset Taxes that become due and payable with respect to such Tax Returns. Each Party shall indemnify and hold the other Party harmless for any failure to file such Tax Returns and to make such payments. Buyer shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Law.
13.4    Allocations for U.S. Federal Income Tax Purposes. Seller and Buyer agree that the transaction under this Agreement is not subject to the reporting requirement of Section 1060 of the Code and that, therefore, IRS Form 8594 (Asset Acquisition Statement Under Section 1060) is not required to be and will not be filed for this transaction. In the event that any taxing authority disagrees with that position or if the Seller and Buyer mutually agree that a filing of Form 8594 is required, Seller and Buyer will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation. In the event that the allocation is disputed by any taxing authority, the Party receiving notice of such dispute will promptly notify and consult with the other Party and keep the other Party apprised of material developments concerning resolution of such dispute.
13.5    Like-Kind Exchange. If Buyer elects (the “Electing Party”) to accomplish the transaction contemplated by this Agreement in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code (a “Like-Kind Exchange”), the Electing Party shall so notify the other Party hereto in writing, and such other Party hereto (the “Cooperating Party”) agrees to cooperate, as set forth below, with the Electing Party in complying with the requirements under Section 1031 of the Code to effect a Like-Kind Exchange. In the event of such an election, the Electing Party agrees to indemnify, defend and hold the Cooperating Party harmless from and against any and all claims, demands, causes of action, liabilities, costs and expenses, including reasonable attorneys’ fees and costs of litigation, that the Cooperating Party may suffer or incur by reason of such cooperation or Like-Kind Exchange. Buyer expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in Treasury Regulation Section 1.1031(k)-1(g)(4) or an Exchange Accommodation Titleholder as provided in Rev. Proc. 2000-37, 2000-2 C.B. 308 on or before the Closing. The Cooperating Party agrees to cooperate, but at no cost, expense or risk to the Cooperating Party, and take any actions reasonably requested by the Electing Party, to cause the transaction contemplated by this Agreement, in whole or in part, to be consummated as and to qualify as a Like-Kind Exchange, including (a) permitting this Agreement to be assigned to a Qualified Intermediary or Exchange Accommodation Titleholder and (b) conveying the Assets to, or at the direction of, the Qualified Intermediary or Exchange Accommodation Titleholder. In no event, however, shall (i) any Like-Kind Exchange extend, delay or otherwise adversely affect the Closing, (ii) the Cooperating Party be required to take title to any other property in connection with such Like-Kind Exchange, or (iii) any of the foregoing release any Party from, or modify, any of the Parties’ respective liabilities and obligations (including indemnity obligations to each other) under this Agreement.

13.6    Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and the Buyer agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Body.

13.7    Tax Treatment of Indemnification Payments. Except as required by applicable Law, the Parties shall treat any indemnification payment or amount paid pursuant to Article 14 as adjustments to the Purchase Price under this Agreement.

ARTICLE 14
ASSUMPTION AND RETENTION OF
OBLIGATIONS; INDEMNIFICATION
14.1    Buyer’s Assumption of Liabilities and Obligations. Except to the extent covered by Seller’s indemnification of Buyer under Section 14.2(a), upon Closing, Buyer shall assume all claims, costs, expenses, liabilities and obligations relating to the ownership or operation of the Assets attributable to the period from and after the Closing Date (collectively, the “Assumed Liabilities”), and Seller shall be exclusively and solely responsible for all claims, costs, expenses, liabilities and obligations relating to the ownership or operation of the Assets attributable to the period prior to the Closing Date.
14.2    Indemnification. After the Closing, Buyer shall indemnify Seller, and Seller shall indemnify Buyer, as follows:
a.    Seller’s Indemnification of Buyer. Subject to the limitations set forth below, Seller shall indemnify, defend and save and hold harmless Buyer, its officers, directors, members, managers, employees, representatives, attorneys and agents (the “Buyer Indemnified Parties”), from and against any and all Losses, whether or not involving a third party claim, attributable to or which arise from or in connection with:
(i)    (Retained Liabilities) the ownership or operation of the Assets attributable to the period prior to the Closing Date; provided Seller shall not have any liability for claims made under this clause (i) after three years from the Closing Date;
(ii)    (Excluded Assets) any Excluded Assets, including any Excluded Well Incident;
(iii)    (Taxes) any and all Seller Taxes; and
(iv)    (Covenants and Agreements) any breach by Seller of its covenants or agreements under this Agreement;
provided, with respect to Section 14.2(a)(ii) and (iv), subject to Section 8.9(a), (b) and (c), if Buyer is party to any operating agreement with respect to an Excluded Well and Buyer owns a working interest in such Excluded Well, Buyer shall be responsible for its share (proportionate to the percentage of its working interest in such Excluded Well) of the liabilities and costs relating solely to such Excluded Well in accordance with the terms of such operating agreement.
b.    Buyer’s Indemnification of Seller. Subject to Section 14.2(a), Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its Affiliates and its and their respective officers, directors, shareholders, members, managers, partners, employees, representatives, attorneys and agents (the “Seller Indemnified Parties”), from and against any and all Losses, whether or not involving a third party claim, attributable to or which arise from or in connection with (i) the Assumed Liabilities, (ii) any breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, and (iii) any matter for which Buyer has agreed to indemnify Seller under this Agreement. The indemnification obligations of Buyer shall survive the Closing without any time limitation.
c.    Scope. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT SHALL BE WITHOUT REGARD TO THE INDEMNIFIED PERSON’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.
d.    Waiver of Consequential Damages. EACH PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, AND LOSS OF PROFITS RESULTING FROM BREACH OF THIS AGREEMENT; provided however, that any special, consequential, punitive or exemplary damages, and loss of profits recovered by a third party against a Party entitled to indemnity pursuant to this Article 14 shall be included in the Losses recoverable under such indemnity.
14.3    Procedure. The indemnification obligations contained in Section 14.2 shall be implemented as follows:
a.    Coverage. Such indemnity shall extend to all Losses suffered or incurred by the indemnified Party.
b.    Claim Notice. The Party seeking indemnification under the terms of this Agreement (the “Indemnified Party”) shall submit a written “Claim Notice” to the other Party (the “Indemnifying Party”) which, to be effective, must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with available supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 10 days after the later of (x) receipt of the Claim Notice and (y) the date that the amount of such payment has been finally established.
c.    Notification of Claims. For third party claims, within 60 days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Article 14 (“Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party. The failure of any Indemnified Party to give notice of a third party claim as provided in this Section 14.3 shall not relieve the Indemnifying Party of its obligations under this Section 14.3 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the third party claim or participate in the Proceeding or otherwise materially prejudices the Indemnifying Party’s ability to defend against the third party claim or participate in the Proceeding. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any obligation, liability or cost to the Indemnified Party without its consent not to be unreasonably withheld. If the Indemnifying Party elects to assume control of a claim or legal action, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use its reasonable efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 14 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.
d.    Claims between the Parties. A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the Party from whom indemnification is sought.
14.4    Reservation as to Non-Parties. Nothing in this Agreement is intended to limit or otherwise waive any recourse Buyer or Seller may have against any Person not a party to this Agreement for any obligations or liabilities that may be incurred with respect to the Assets.
14.5    Exclusive Remedy. Except with respect to Seller’s fraud or willful misconduct, the sole and exclusive remedy of Buyer with respect to the Assets shall be pursuant to the express provisions of this Agreement. Without limitation of the foregoing, if the Closing occurs, other than with respect to the Excluded Assets (including any Excluded Well Incident) or Seller’s fraud or willful misconduct, the sole and exclusive remedy of Buyer for any and all: (a) claims relating to any representations, warranties, covenants and agreements that are contained in this Agreement or in any certificate delivered at Closing, (b) other claims pursuant to or in connection with this Agreement, and (c) other claims relating to the Assets and the purchase and sale thereof, shall be any right to the limited indemnification from such claims that is expressly provided herein and in the Assignment, Bill of Sale and Conveyance, and if no such right of indemnification is expressly provided herein or therein, then such claims are hereby waived to the fullest extent permitted by Law.
14.6    Waiver of Right to Rescission. Seller and Buyer acknowledge that the payment of money (as limited by Section 14.2 and the other provisions of this Agreement) shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind this Agreement, the sale of the Assets to Buyer, or any of the transactions contemplated hereby.
ARTICLE 15
MISCELLANEOUS
15.1    Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.
15.2    Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring same, including legal, investment banking, brokerage and accounting fees, costs and expenses.
15.3    Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as follows:
If to Seller:    Vanguard Operating, LLC
5847 San Felipe Street, Suite 3000
Houston, Texas 77057
Attn: Mark Carnes
Email: mcarnes@vnrllc.com

If to Buyer:    OXY USA Inc.
5 Greenway Plaza, Suite 110
Houston, TX 77046
Attn: Vice President, Mergers & Acquisitions
Email: deal_team@oxy.com

Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if mailed, certified mail, return receipt requested, on the date set forth on the return receipt or (iii) if sent by overnight courier, when received; provided that a copy of any notice delivered pursuant to subsections (i) through (iii) above shall also be sent by electronic mail, but such electronic mail shall not itself constitute notice for purposes of this Agreement. Any Party may, by written notice so delivered to the other Party, change the address or individual to which notice shall thereafter be made.
15.4    Entire Agreement. This Agreement, the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire Agreement between Seller and Buyer pertaining to the subject matter hereof and supersede all prior agreements (including the Original PSA and the A&R PSA), understandings, negotiations and discussions, whether oral or written, of Seller and Buyer pertaining to the subject matter hereof.
15.5    Amendments and Waivers. This Agreement may not be amended except as provided in a written instrument executed by both Parties. Except for waivers specifically provided for in this Agreement, no right of either Party under this Agreement may be waived except by an instrument in writing signed by the Party to be charged with such waiver and delivered by such Party to the Party claiming the benefit of such waiver.
15.6    Assignment. Neither Buyer nor Seller may assign all or any portion of its respective rights hereunder (including any of its rights under Article 14) or delegate all or any portion of its respective duties hereunder without the prior written consent of the other Party; provided, however, that as long as Buyer shall continue to remain liable for the performance of its obligations and liabilities under this Agreement after such assignment, Buyer may assign any or all of its rights hereunder and may delegate any or all of its duties hereunder to any of its Affiliates.
15.7    Press Releases. Without the prior written consent of the other Party, neither Party shall make, or permit any agent or Affiliate of such Party to make, any public announcement or statement with respect to the transactions contemplated by this Agreement; provided, however, if a Party is required to make such public announcement or statement by Law or under the rules and regulations of a public stock exchange on which the shares of such Party or any of its Affiliates are listed, then the same may be made without the approval of the other Party. The opinion of counsel of the Party making such announcement or statement shall be conclusive evidence of such requirement by Law or rules or regulations.
15.8    Counterparts. This Agreement may be executed by Seller and Buyer in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Execution can be evidenced by fax or .PDF signatures.
15.9    Headings, References, Titles and Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles and headings appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement. The words “this Agreement,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this Section” and “this subsection” and similar phrases refer only to the Sections or subsections hereof in which the phrase occurs. The word “or” is not exclusive, and “including” (and its various derivatives), means “including without limitation.” Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender. Words in the singular form shall be construed to include the plural and words in the plural form shall be construed to include the singular, unless the context otherwise requires. In the event an ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party as a result of authorship or drafting of any provision of this Agreement.
15.10    Submission to Jurisdiction and Venue; Consent to Service of Process.
a.    Without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and the Sale Order and to decide any claims or disputes that may arise or result from, or be connected with, this Agreement, any breach or default hereunder or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and will receive notices at such locations as indicated in Section 15.3 hereof; provided, however, that if the Bankruptcy Cases have been closed pursuant to Section 350 of the Bankruptcy Code, and have not been reopened after request of the Parties, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the appropriate State of Texas court located in Harris County, Texas, or, to the extent permitted by applicable Law, the federal courts in the Southern District of Texas and any appellate court from any thereof, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
b.    Each Party hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 15.3.
15.11    Governing Law; Jury Waiver. This Agreement and the transactions contemplated hereby, and the enforcement of the expert determination provisions of this Agreement, shall be construed in accordance with, and governed by, the Laws of the State of Texas without regard to its conflict of laws rules. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT.
15.12    Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.
15.13    Survival. The representations, warranties, covenants, agreements and indemnification obligations of the Parties shall survive to the extent claims may be made for breach thereof under Article 14; provided, (a) the covenants of Seller to be performed prior to Closing shall survive for 18 months after the Closing Date, except (i) for any breaches claimed by Buyer within 18 months after the Closing Date, and (ii) Section 8.2 and Section 8.9 shall survive indefinitely, and (b) the representations and warranties of Seller shall expire at Closing.
15.14    No Third-Party Beneficiaries. This Agreement is intended only to benefit the Parties hereto (and the Buyer Indemnified Parties and Seller Indemnified Parties who are entitled to indemnification under Article 14) and their respective permitted successors and assigns.
15.15    Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. Should any provision, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other provisions of this Agreement, and such provisions that are not invalid shall be given effect without the invalid provision.
15.16    Knowledge and Reasonable and Good Faith Efforts. The knowledge or best knowledge of a Party, or similar phrases, shall mean for purposes of this Agreement, with respect to each Party, the actual knowledge of the individuals listed on Section 15.16 of the Disclosure Schedule, after reasonable inquiry of those employees of the applicable Party and its Affiliates reporting directly to such individual who would reasonably be expected to have knowledge of the fact, event or circumstance in question. Reasonable efforts, reasonable commercial efforts, or good faith efforts, as used in this Agreement, do not include the obligation to pay consideration.
15.17    Disclaimers. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION 15.17 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, AND THE TITLE WARRANTIES IN THE CONVEYANCES OF THE ASSETS TO BE DELIVERED AT CLOSING, (COLLECTIVELY “SELLER’S WARRANTIES”) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT FOR SELLER’S WARRANTIES, THE ASSETS SHALL BE CONVEYED PURSUANT HERETO WITHOUT (A) ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO (I) TITLE TO THE ASSETS, THE CONDITION, QUANTITY, QUALITY, FITNESS OF THE ASSETS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, (II) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, (III) PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS, (IV) THE ENVIRONMENTAL CONDITION OF THE ASSETS, BOTH SURFACE AND SUBSURFACE, (V) ANY IMPLIED OR EXPRESS WARRANTY OF NON-INFRINGEMENT, OR (VI) ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES, OR (B) ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. SUBJECT TO THE TERMS OF THIS AGREEMENT, BUYER SHALL HAVE INSPECTED, OR WAIVED ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS MATERIALS, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NORM. BUYER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS, AND BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION.
15.18    Specific Performance. Subject to Section 10.3(b), the Parties agree that if any of the provisions of this Agreement are not performed by Seller in accordance with their specific terms, Buyer shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at law or in equity.
15.19    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
15.20    No Recourse. Notwithstanding anything herein or in any agreement, instrument or document delivered in connection with this Agreement, the Parties hereby acknowledge and agree that, except to the extent a Person is a named party to this Agreement, no Person, including any current, former or future director, officer, employee, incorporator, member, manager, director, partner, investor, shareholder, agent, representative, or Affiliate of any, shall have any liability to the other Party, and each Party shall have no recourse against, any Person other than the other Party in connection with any liability, claim or cause of action arising out of, or in relation to, this Agreement or the transactions contemplated hereby and any instruments, documents or discussions in connection herewith, whether pursuant to any attempt to pierce the corporate veil, any claims for fraud, negligence or misconduct or any other claims otherwise available or asserted at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SELLER:

VANGUARD OPERATING, LLC

By: __/s/ Scott W. Smith ______________
Name: Scott W. Smith
Title: President and Chief Executive Officer

BUYER:

OXY USA INC.

By: /s/ William C. Irons
Name: William C. Irons
Title: Vice President

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